As Filed with the Securities and Exchange Commission on June 23, 1999
                                                  Registration No.   333-65021

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                         AMENDMENT NO. 1
                                to

                           FORM SB-2/A

                      REGISTRATION STATEMENT
                              under
                    THE SECURITIES ACT OF 1933

                        TRANS ENERGY, INC.
          (Name of small business issuer in its charter)

              Nevada                         1311                  93-0997412
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)  Classification Code Number)    Identification
                                                                     Number)

 210 Second Street, P.O. Box 393, St. Marys, West Virginia  26170
                          (304) 684-7053
  (Address and telephone number of principal executive offices)

 210 Second Street, P.O. Box 393, St. Marys, West Virginia  26170
(Address of principal place of business or intended principal place of business)

                        Loren E. Bagley
                       Trans Energy, Inc.
                210 Second Street, P.O. Box 393
                 St. Marys, West Virginia 26170
                         (304) 684-7053
   (Name, address and telephone number of agent for service)

                             Copy to:

                    Leonard E. Neilson, Esq.
                    Leonard E. Neilson, P.C.
               1121 East 3900 South, Suite C-200
                   Salt Lake City, Utah 84124

     Approximate date of proposed sale to the public:   As promptly
as practicable after the  effective date of this Registration
Statement

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check he following box and
list the Securities Act  registration   statement  number  of  the
earlier  effective  registration
statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box
and list the Securities Act  registration   statement  number  of
the  earlier  effective  registration
statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

                 CALCULATION OF REGISTRATION FEE

                     Amount to  Proposed Maximum  Proposed Maximum   Amount of
Title of Securities     Be       Offering Price  Aggregate Offering Registration
to be Registered     Registered      Per Share          Price          Fee(1)

Common Stock,       30,040,000  $.25 per Share(2)(3) $7,510,000     $ 2,276
issuable upon         Shares(3)
conversion of 8%
Convertible
Secured Debenture

Common Stock         1,000,000  $.25 per Share(2)     $ 250,000     $    76
                       Shares

                                                 TOTAL FEE          $ 2,352(4)

(1) The fee with respect to these share and as required by Section 6(b) of the Securities Act of 1933, as amended, (the "Securities Act"), has been calculated pursuant to Rule 457(c) under the Securities Act and based upon the last sale price per share of the Issuer's common stock on a date within five
     (5) days prior to the date of filing this Registration
     Statement, as reported by     the OTC Bulletin Board.

(2)  Estimated solely for purposes of calculating the registration
     fee and base on the last sale price per share on     June 17,
     1999.

(3)  Estimated    30,040,000     shares issuable upon conversion of
     $4,625,400 aggregate principal amount of 8% Convertible Secured Debentures at a conversion price for each share equal to the lower of (a) seventy percent (70%) of the market price of TSRG Common Stock averaged over the five trading days prior to the date of conversion, or (b) the market price on the
     issuance date of the Debentures.     For purposes of this
     Registration Statement and to allow for a possible decrease in the market price, it is estimated that the Debentures would be converted at $.154 per share, which is equal to 70% of an estimated market price of $.22 per share, which is lower than
     the price as of the close on June 17, 1999.      The  maximum
     offering  price per share is based upon the closing  price of
     the Common Stock on     June 17, 1999, or $.25      because it
     is higher than the estimated conversion price per share of the 8% Convertible Secured Debentures (in accordance with Rule 457(g)). The amount shown in the table above includes an
     additional    4,936     shares for the possible issuance of
     fractional     and additional      shares.

(4)  A total of $2,401 has previously been paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                     PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
PROSPECTUS
                        Trans Energy, Inc.
                31,040,000     Shares of Common Stock
                        ($.001 par value)

     Of the    31,040,000     shares of Common Stock, par value
$.001 per share (the "Common Stock"), of Trans Energy, Inc., a
Nevada corporation ("TSRG"), an estimated    30,040,000     shares
are being offered by certain selling securityholders (the "Selling Securityholders"), which shares are issuable upon conversion by the Selling Securityholders of $4,625,400 in principal amount of 8% Secured Convertible Debentures Due March 31, 1999 (the
"Debentures").      Holders of the Debentures shall have the option
to convert the principal amount of their Debenture, or any portion of the principal amount which is at least $10,000, into shares of TSRG Common Stock at a conversion price for each share equal to the lower of (a) seventy percent (70%) of the market price of TSRG Common Stock averaged over the five trading days prior to the date of conversion, or (b) the market price on the issuance date of the Debentures. As of June 17, 1999, the closing market price of TSRG Common Stock was $.25. Assuming the market price at the time of conversion is $.22, a total of approximately 30,040,000 shares of Common Stock would be issuable upon conversion of the Debentures.

     This Prospectus relates to         the offer and sale by
Selling Securityholders         of the Common Stock     following
     the conversion of Debentures by the Selling Securityholders. The Selling Securityholders may be deemed to be "underwriters" under Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Securityholders."

     TSRG will not receive any proceeds from the sale of Common Stock by the Selling Securityholders. Upon conversion of the remaining balance of the Debentures, TSRG will have benefitted from the cessation of its indebtedness represented by the Debentures in the amount of $4,625,400. TSRG will bear all costs relating to the registration of the Common Stock, which are estimated to be approximately $50,000. See "Plan of Distribution."

     It is anticipated that the Selling Securityholders will offer such shares of Common Stock from time to time in market transactions at the then prevailing market price and terms, or in negotiated transactions or otherwise, and without the payment of any underwriting discount or commission, except for usual and customary selling commissions paid to brokers or dealers. The Selling Securityholders also may sell such shares of Common Stock from time to time, as might be permitted under Rule 144 promulgated under the Securities Act. All expenses associated with the sale of shares of Common Stock by the Selling Securityholders will be paid by the Selling Securityholders.

     An additional 1,000,000 shares of authorized but previously unissued Common Stock will be offered hereunder from time to time by TSRG. TSRG will offer these shares to the public at such time as the prevailing market conditions are considered favorable.

     TSRG Common Stock currently trades on     the OTC Bulletin
Board      under the symbol  "TSRG."  On     June 17, 1999,     the
last sale price of the Common Stock as reported by     the OTC
Bulletin Board      was    $.25     per share.  See "Plan of
Distribution."

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
        OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE SECURITIES AND
INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK
FACTORS" (SEE PAGE 7 OF THIS PROSPECTUS) AND "DILUTION."

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

       The date of this Prospectus is     June __, 1999



     No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by TSRG. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of TSRG since the date hereof.

                      ADDITIONAL INFORMATION

     TSRG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files annual, quarterly and current reports, proxy statements and other information with the Commission. Such reports, statements or other information may be inspected and copied at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants (including TSRG) that file electronically with the Commission (http://www.sec.gov). TSRG
Common Stock is included on     the OTC Bulletin Board      and
reports, proxy statements and other information relating to TSRG can be inspected at the offices of the NASD, 1735 K Street, Washington, D.C., 20006.

     TSRG has filed the Registration Statement to register with the Commission the shares of TSRG Common Stock to be issued hereunder. This Prospectus constitutes a part of the Registration Statement. As allowed by the Commission rules, this Prospectus does not contain all the information that can be found in the Registration Statement or the exhibits to thereto.

     There can be no assurance that the trading market for the
Common Stock on the     OTC Bulletin Board     will continue
following the Offering. TSRG intends to continue trading its Common Stock, including the shares of Common Stock which are the subject of this Offering, under the symbol "TSRG."

     TSRG will furnish its shareholders with annual reports containing audited financial statements and such other information as TSRG deems appropriate or as may be required by law. TSRG's fiscal year ends on December 31 of each year.



                       PROSPECTUS  SUMMARY

    The following is a summary of certain selected information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information and financial statements set forth herein. This summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. Prospective investors are urged to read this Prospectus in its entirety.

                        Trans Energy, Inc.

    TSRG is primarily engaged in the transportation, marketing and production of natural gas and oil, and also oil and gas exploration and development activities. TSRG owns and operates oil and gas wells in West Virginia and Wyoming and also owns and operates gas transmission lines located in West Virginia. During the past three years, TSRG has engaged in limited developmental drilling and no exploratory drilling. TSRG has operated primarily in the
Appalachian Basin in Northwestern West Virginia         and also in
the Powder River Basin in Wyoming.

    On June 26, 1998, TSRG entered into a Plan and Agreement of Merger with Natural Gas Technologies, Inc. ("NGT"), a Dallas, Texas based exploration company, pursuant to which NGT was to merge with and into TSRG with TSRG being the surviving corporate entity. The merger was to be accomplished by way of the exchange of 100% of the issued and outstanding shares of NGT common stock and preferred stock for shares of TSRG's common stock. On or about December 1, 1998, by mutual agreement of the parties, TSRG and NGT suspended their plans to merge and terminated the Plan and Agreement of Merger.

           TSRG's business strategy is to economically increase
its  reserves, production and sale of gas and oil from existing
wells      and acquired properties in the Appalachian Basin and
elsewhere in order to maximize shareholders' return over the long term. TSRG intends to actively pursue the acquisition and development of producing properties in areas that will enhance TSRG's revenue base without proportional increases in overhead costs. To accomplish this strategy, TSRG has focused on increasing its gas and oil revenues through well recompletions, property
acquisitions and exploitation programs.     Well Recompletions
refers to re-entering an existing well and enhancing production by stimulating the existing zones or opening new zones in the well which exist, but have not been produced. Property acquisitions refers to acquiring oil and gas leases which have oil and gas potential in the form of existing production, or potential due to the lease's close proximity to a producing oil or gas lease. An exploitation program is one which takes advantage of increasing production in an existing well by means of new perforations or by existing zone stimulation, rather than drilling new wells.




    By using the above described methods to increase production, management believes that TSRG can increase revenues without significantly increasing overhead costs. This is due to the fact that TSRG will not be adding wells to the operating budget, rather it will be increasing revenues on wells that are currently in operations. Any new wells that would be acquired would be in the existing area of operation and it is expected that any increase in overhead costs would be minimal.

    TSRG operates exclusively in the oil and gas industry. Natural gas production from wells owned by TSRG is generally sold to various intrastate and interstate pipeline companies and natural gas marketing companies. Sales are generally made on the spot market or under short-term contracts (one year or less) providing for variable or market sensitive prices. These prices often are tied to natural gas futures contracts as posted in national publications. Natural gas delivered through TSRG's pipeline network is sold under contract to one of two primary customers. As of the date hereof, TSRG employs eight people full-time and anticipates hiring additional employees as business warrants and as funds are available. See "Business of TSRG."

       TSRG's principal executive offices are      located at 210
Second Street, P.O. Box 393, St. Marys, West Virginia 26170, and its telephone number is (304) 684-7053.


                           THE OFFERING

Securities Offered . . . . . . . .     Selling Securityholders are offering
                                       an estimated    30,040,000

    shares
                                       of Common Stock issuable upon
                                       conversion of 8% Convertible Secured
                                       Debentures at a conversion price for
                                       each share equal to the lower of (a)
                                       seventy percent (70%) of the market
                                       price of TSRG Common Stock averaged
                                       over the five trading days prior to
                                       the date of conversion, or (b) the
                                       market price on the issuance date of
                                       the Debentures.  An additional
                                       1,000,000 shares of Common Stock are
                                       being offered to the public by TSRG.

Common Stock Outstanding
 Before Offering: . . . . . . . .

   2,639,081     shares

Common Stock Outstanding
 After Offering:. . . . . . . . .        33,679,081     shares (1)

OTC Bulletin Board Symbol             Common Stock: TSRG

Use of Proceeds. . . . . . . . . .     TSRG will not receive any proceeds
                                       from sales of the Shares by the
                                       Selling Securityholders.  Proceeds
                                       from the sale by TSRG of the
                                       1,000,000 shares of Common Stock
                                       will be used for the development of
                                       existing properties and wells and
                                       the acquisition of additional
                                       properties, wells and equipment.

Risk Factors . . . . . . . . . . .     The securities offered hereby
                                       involve a high degree of risk and
                                       immediate substantial dilution and
                                       should not be purchased by investors
                                       who cannot afford the loss of their
                                       entire investment.  Before
                                       purchasing any securities offered,
                                       should review carefully and consider
                                       the information contained in this
                                       Prospectus and particularly the
                                       items set forth under "Risk Factors"
                                       and "Dilution."


(1) Includes approximately    30,040,000     shares of Common
    Stock issuable upon conversion of all the outstanding
    Debentures based on     a market price of $.22     of the
    Common Stock     at the time of conversion      and also
    includes 1,000,000 shares of Common Stock offered by
    TSRG.
(2) Although TSRG's Common Stock presently is traded on the    OTC
    Bulletin Board,     there is no assurance that such trading
    will continue.


                           RISK FACTORS

    An investment in the securities offered hereby is speculative in nature and involves a high degree of risk including, but not necessarily limited to, the factors described below. Prospective purchasers should carefully consider the following risk factors, among others, as well as the remainder of this Prospectus and attached financial statements, prior to making an investment in the securities of TSRG.

        Substantial Dilution Upon Conversion of Debentures

    Purchasers in this Offering will incur immediate and substantial dilution in that the net tangible book value of each outstanding share of Common Stock immediately after the Offering will be significantly less than the public conversion price of the Debentures. Conversion of the Debentures is based on the current market price of the Common Stock and therefore, it is not possible to determine how many shares will be issued upon conversion. There are no limitations on the maximum number of shares that may be issued on conversion Also, the lower the stock price at the time of conversion, the more shares the Debenture holders will receive which will increase dilution. Based on a conversion price of $.154 per share, which is equal to 70% of an estimated market price of $.22 per share at the time of conversion, a total of approximately 30,040,000 shares of Common Stock would be issuable upon conversion of the Debentures. See "Dilution".

    Going Concern

    TSRG has incurred operating losses for the years ended
December 31,    1998    , 1997 and 1996 and net operating losses
during each of such periods. TSRG's management has included a footnote in TSRG's Consolidated Financial Statements for the
periods ended December 31,    1997 and 1998     relating to TSRG's
need for potential proceeds from contemplated debt and equity
financing     and      increases in operating revenues from new
developments         to continue as a going concern.  See Note 8 to
TSRG Consolidated Financial Statements.

    Working Capital Deficit;  Need for Additional Capital

    At December 31,    1998    , TSRG had a working capital
deficit of     $6,812,876,      shareholders' equity of
$2,321,706      and sustained a net loss of    $3,583,200     for
its fiscal year ended December 31,    1998.  TSRG's working capital
at March 31, 1999 was a deficit of $7,435,985 and it sustained a net loss of $1,771,839 for the three months ended March 31,
1999.      No assurance can be given that TSRG         will be
profitable in the future or that it will not continue to incur
substantial losses in the future.  Development of the     business
     and the ongoing exploration and development of oil and gas properties will continue to require significant capital expenditures. Failure to have access to sufficient funds for capital expenditures on acceptable terms or the failure to achieve capital expenditure synergies may require the combined company to delay or abandon some of its plans, which could have a material
adverse effect on the success of the     Company.

    Competition

    The oil and gas industry is extremely competitive and TSRG expects that competition will intensify in the future. TSRG
   faces     significant direct competition from numerous major and
independent oil and gas companies and other companies with greater market share and resources. Many competitors are large, well-known oil and gas and/or energy companies, although no single entity dominates the industry. Many competitors possess greater financial and personnel resources enabling them to identify and more economically acquire desirable energy producing properties and
drilling prospects than TSRG       .  Additionally, there is
competition from other fuel choices to supply the energy needs of consumers and industry. See "Business of TSRG - Competition."

    Volatility of Gas and Oil Prices

    TSRG's reserves, profitability and future rate of growth are substantially dependent upon prevailing prices for gas and oil. Such prices can be volatile. Prices are affected by market supply and demand factors as well as governmental action and weather conditions which are beyond the control of TSRG. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of gas and oil. Since 1991 TSRG's annual average gas sales price has ranged from a high of $3.56 per Mcf in 1996 to a low of $2.02 per Mcf in 1995. TSRG's annual average oil sales price has ranged from a high of $19.22 per Bbl in 1996 to a low of $14.89 per Bbl in 1993. For the year ended
December 31,    1998,     TSRG's average sales prices for gas and
oil were    $2.70     per Mcf and    $10.04     per Bbl,
respectively.     During 1998, oil prices dropped to a low of
$10.35 per Bbl and, as of May 6, 1999, the price of oil was
$18.25     according to the WTI Crude Oil Posted Price.  This
decline in oil prices has adversely affected TSRG's revenue Any significant or extended decline in the prices of gas and oil could have a material adverse effect on TSRG's financial condition and results of operations. See Business of TSRG - Estimated Proved
Reserves"        .

    Quarterly Variations

    TSRG's operating results are subject to quarterly variation due to, among other factors, weather conditions and the supply and demand factors affecting the natural gas markets. Historically, the demand and price paid for natural gas has increased in the cold winter months and decreased in the warm summer months. Consequently, TSRG believes that its results of operations should be viewed on an annual basis.

    Uncertainties in Reserve Estimates

    Estimates of TSRG's         proved reserves and future net
revenues appearing elsewhere in this Prospectus are based primarily on engineering reports. Gas and oil reserves cannot be measured in an exact way, and estimates of other engineering reports might differ materially from those shown herein. Certain events, including production history, acquisitions and sales of properties, changes in prices and further drilling and development could result in increases or decreases of estimated proved reserves or estimates of future net earnings. Reported estimates of future cash flows reflect historical average gas and oil prices, however there can be no assurance that such prices will be realized or that the volumes projected will be produced during future periods. Future performance that deviates from the engineering reports could have a material adverse effect on the combined company. In addition to the uncertainties in projecting future prices and rates of production, there are numerous uncertainties inherent in estimating quantities of recoverable natural gas and oil reserves, production costs and future development expenditures, including many factors which are beyond the control of the combined company. See S.F.A.S. 69 Supplemental Disclosure Footnote to the Consolidated Financial Statements of TSRG.

    Reserve Replacement Risks

    The future success of TSRG's operations will be largely dependent upon its ability to replace and expand its gas and oil reserves through the acquisition of producing properties and the exploration for and development of gas and oil reserves. Without successful acquisitions and exploitation, exploration and development operations, the combined company will not be able to replace the reserves being depleted by production, and its assets and revenues will decline over time. There can be no assurance that TSRG's acquisition, exploitation, exploration and development activities will result in the replacement of, or additions to, the combined company's reserves. Successful acquisition of producing properties generally requires, among other things, accurate assessments of recoverable reserves, future gas and oil prices, operating costs and potential environmental risks and other liabilities. Such assessments are necessarily inexact and their accuracy is inherently uncertain. Exploration and development of gas and oil reserves by TSRG involves a degree of risk that no commercial production will be obtained or that production will be insufficient to recover drilling and completion costs. Drilling also may be curtailed, delayed or canceled as a result of many factors, including, among other things, unacceptably low prices, title problems, weather conditions, labor shortages and equipment delivery problems.

    Marketing Risks

    The availability of a ready market for TSRG's gas and oil depends on numerous factors beyond its control, including, among other factors, the demand for and supply of gas and oil, the proximity of TSRG's natural gas and oil reserves to pipelines, the capacity of such pipelines, the cooperation of pipeline owners, general economic conditions, fluctuations in seasonal demand and the effects of inclement weather and governmental regulation. In addition, under certain gas purchase arrangements, TSRG is subject to the risk of periodic reduced purchases or access to pipelines. Any significant reduction or curtailment of production for an extended period of time could have a material adverse effect on the combined company's future results of operation. See "Business of TSRG - Marketing."

    Operating Hazards and Environmental Risks

    TSRG     is      subject to all risks normally incident to the
exploration for and production of gas and oil, including blow-outs, uncontrollable flows of gas, oil, brine or well fluids into the environment, fires, explosions, cratering, pollution and other environmental risks. Certain of these risks, however, are relatively lower for Appalachian-based producers because of low production volumes, lower pressures and the minimal quantities of oil and brine production. The occurrence of any of these hazards could, nonetheless, result in substantial losses to the combined company due to damage or destruction of gas and oil wells, formations or production facilities, damage or injury to property and persons or suspension of operations. Based on its loss experience, TSRG believes that it has adequate insurance coverage. The occurrence of an event not fully covered by insurance could, however, have a material adverse effect on the financial condition and operations of the combined company.

    Dependence on Key Personnel

    TSRG's future success is dependent on certain key management personnel. The loss of key personnel or the inability to attract and retain highly qualified personnel could adversely affect TSRG's business. TSRG faces competition for such personnel from other companies and organizations. There can be no assurance that TSRG will be successful in hiring or retaining qualified personnel.
TSRG has not entered into employment agreements with any of its key employees. See "Management."

    Uncertain Effects of Government Regulation

    TSRG        , in common with other companies in the oil and
gas industry,     is      extensively regulated by federal, state
and local authorities. Legislation affecting the industry is constantly changing and/or expanding, particularly with respect to
environmental matters.  Although management  believes that     TSRG
is      in material compliance with all such laws and regulations, there can be no assurance that new laws or regulations or new interpretations of existing laws and regulations will not subsequently increase the cost of compliance or otherwise adversely affect the combined company's future operations. See "Business of TSRG - Government Regulation."

    Federal Energy Regulatory Commission ("FERC") Order 636, as revised ("Order 636"), requires, among other things, the "unbundling" or separating of various components of the services of interstate pipeline companies, such as supply, gathering, transportation and sales. As an oil and gas producer and an intrastate pipeline company, TSRG is not directly subject to these regulations. However, because TSRG's pipelines connect to pipelines of interstate pipeline companies, and such "unbundling" could have an effect on the Appalachian Basin premium on gas prices, the combined company's future operations may be effected by these regulations. Consequently, TSRG is unable to predict the ultimate impact of these regulations on TSRG's gas sales or prices. See "Business of TSRG - Government Regulation."

    Control of TSRG

    Immediately following completion of this Offering        ,
TSRG's executive officers, directors and other principal
shareholders,         will beneficially own approximately
   45%     of TSRG's outstanding Common Stock. These shareholders
may be able to effectively control the outcome of all issues submitted to a vote of shareholders, including the election of a significant number of TSRG's directors. See "Principal Shareholders" and "Description of Securities".

    Possible "Penny Stock" Regulation

    Trading of TSRG's Common Stock on    the OTC Bulletin
Board     may be subject to the provisions of Section 15(g) and
Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock" rule.
Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of
penny stock as that used in Rule 3a51-1 of the Exchange Act.   The
Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Section 3(a)(51)(A) of the Exchange Act provides that any equity security is considered to be a penny stock unless that security is: (a) registered or approved for registration and traded on a national securities exchange meeting specified criteria set by the Commission; (b) authorized for quotation on an automated quotation system sponsored by a registered securities association meeting certain criteria set by the Commission; (c) issued by a registered investment company registered under the Investment Company Act of 1940; (d) excluded from the definition on the basis of price (at least $5.00 per share), the issuer's net tangible assets; or (e) exempted from the definition by rule, regulation or order of the Commission. If TSRG's shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

    For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in TSRG's Common Stock and may affect the ability of shareholders to sell their shares.

    No Dividends

    TSRG has not paid any cash or other dividends or made distributions on its Common Stock and TSRG does not anticipate paying cash dividends or making distributions in the foreseeable future. See "Dividend Policy".

    Shares Eligible for Future Sale

    Sale of substantial amounts of TSRG Common Stock in the public market by existing shareholders, including shares issued pursuant to the Merger and shares issued upon the exercise of certain stock options, warrants and convertible debentures, or the perception that such sales could occur, could materially and adversely affect the prevailing market price for such shares. Actual sales, or the prospect of sales by the present TSRG shareholders, or by future holders of restricted securities under Rule 144 of the Securities Act or otherwise, may, in the future, have a depressive effect upon the price of TSRG Common Stock in the public trading market. See "Business of TSRG Principal Shareholders." Additionally, all shares of Common Stock issued hereunder will be immediately tradeable in the public market unless held by an affiliate or controlling shareholder of TSRG. See "Description of TSRG Securities - Shares Eligible for Future Sale."

    Possible Volatility of Price of Common Stock

    TSRG Common Stock is currently traded on    the OTC Bulletin
Board.      There can be no assurance that a significant public
market for TSRG Common Stock will be sustained following this offering. See "Market Prices of TSRG Common Stock and Dividends." The trading price of TSRG Common Stock may respond to quarterly variations in operating results, announcements of oil and gas discoveries or acquisitions, and other events or factors including the sale or attempted sale of a large amount of TSRG Common Stock into the market. These broad market fluctuations may adversely affect the market price of TSRG Common Stock.

    Risks Associated with Forward-looking Statements

    Forward-looking statements in this Prospectus are made
pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. TSRG wishes to advise readers that actual results may differ substantially from such forward-looking statements. Forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements, including, but not limited to, the following: (i) the ability of TSRG to
secure additional financing, (ii)         the possibility of
success in TSRG's drilling endeavors,    (iii)     competitive
factors, and other risks detailed in TSRG's periodic report filings with the Securities and Exchange Commission. The foregoing assumptions are based on management's judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond TSRG's control. Accordingly, although management believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in TSRG's business and operations which could cause TSRG's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause TSRG to alter its marketing, capital investment and other expenditures, which may also materially adversely affect TSRG's results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by TSRG or any other person that TSRG's objectives or plans will be achieved. See "Management's Discussion and Analysis" and "Business."

                         USE OF PROCEEDS

    TSRG will not receive any proceeds from the sale of Common Stock by the Selling Securityholders. Upon conversion of the remaining balance of the Debentures, TSRG will have benefitted from the cessation of its indebtedness represented by the Debentures in
the     Principal      amount of $4,625,400     and interest on the
Debentures that is accruing at the rate of eight percent (8%) per annum.

    Upon the sale by TSRG of the additional 1,000,000 shares of
Common Stock, TSRG would realize gross proceed of    $250,000    ,
based on the current price of the Common Stock. It is estimated that the costs associated to the offering and the registration statement to which this Prospectus relates will be approximately $50,000, assuming no commissions are paid for the sale of the additional shares. Presently, TSRG has not entered into any agreement or arrangement for the underwriting of the 1,000,000 shares or the assistance of any broker-dealer in the offering and sale of such shares. Any such arrangement to pay a commission would reduce the net amount of the proceeds accordingly.

    After deducting the expenses associated with the registration statement, it is expected that TSRG will realize approximately
   $200,000     if all of the 1,000,000 shares are sold at the
current price of the Common Stock. It is anticipated that the net proceeds will be used approximately as follows: Development of
Powder River Basin Properties    $100,000; and development of other
existing properties $100,000.      There can be no assurance that
TSRG will be able to sell all or a portion of these additional 1,000,000 shares and, accordingly, there can be no assurance that it will realize any proceeds from the offering.

                   MARKET PRICES AND DIVIDENDS

    TSRG Common Stock is traded on     the OTC Bulletin Board
under the symbol "TSRG". The following table sets forth, for the periods indicated the range of quarterly high and low sales prices
of TSRG as obtained from the    NASD     for the past two fiscal
years     and through the date hereof for fiscal 1999.      All
prices have been adjusted to reflect the one share for four shares reverse split effected by TSRG on June 5, 1998. Price quotations reflect inter-dealer prices, without retail market mark-up, mark-down or commission and may not represent actual transactions.

                                   High       Low
         1997
              First Quarter       $ 26.24   $ 8.00
              Second Quarter      $ 13.12   $ 5.00
              Third Quarter       $  8.00   $ 2.52
              Fourth Quarter      $  8.00   $ 2.52
         1998
              First Quarter       $  6.68   $ 2.00
              Second Quarter      $  5.00   $ 2.13
              Third Quarter       $  2.38   $  .50
              Fourth Quarter      $  1.37   $  .44
         1999
              First Quarter       $  1.25   $  .62
              Second Quarter(1)   $  1.03   $  .0625

          (1)  Through June 19, 1999

     On May 19, 1999, The Nasdaq-Amex Market Group notified the Company that its common stock was being removed from The Nasdaq Stock Market because of the Company's failure to maintain certain listing requirements and maintenance standards. The Company's common stock will continue to be quoted on the OTC Bulletin Board. Management is exploring its options to either appeal the decision or to reapply for listing on The Nasdaq Stock Market.

     As of     June 19, 1999    , there were     approximately
197     holders of record of TSRG Common Stock, which figure does
not take into account those shareholders whose certificates are held in the name of broker-dealers and other nominees. TSRG estimates that there are approximately 300 beneficial owners of TSRG Common Stock including shareholders whose certificates are held by broker-dealers or other nominees.

     TSRG has not declared or paid cash dividends or made distributions in the past and does not anticipate that it will pay cash dividends or make distributions in the foreseeable future.
TSRG currently intends to retain and reinvest future earnings, if any, to finance its operations.

The TSRG     Reverse      Stock Split

     In May 1998, the TSRG Board declared the TSRG Stock Split in connection with the Merger. Accordingly, on June 5, 1998, the shares of TSRG Common Stock then outstanding were reverse split on a one (1) share for four (4) shares basis. All shares of TSRG Common Stock referred to in this Prospectus and in the Merger Agreement, including price quotations, are stated on a post-split basis.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

Results of Operations

Year Ended December 31, 1998 As Compared To The Year Ended December
31, 1997

                      Results of Operations

     The following table sets forth the percentage relationship to total revenues of principal items contained in TSRG's Statements of Operations for the two most recent fiscal years ended
December 31, 1998, and 1997. It should be noted that percentages discussed throughout this analysis are stated on an approximate basis.
                                                       Fiscal Years Ended
                                                           December 31,
                                                        1998          1997
Total revenues . . . . . . . . . . . . . . . . .        100%          100%
Total costs and expenses . . . . . . . . . . . .        385           245
Total other income (expenses). . . . . . . . . .        (22)          (33)
Net income (loss) before taxes and
  minority interest. . . . . . . . . . . . . . .       (291)         (178)
Income taxes . . . . . . . . . . . . . . . . . .          -             -
Net loss from discontinued operations. . . . . .          0            (4)
  Minority interest. . . . . . . . . . . . . . .          0             0
Net income (loss). . . . . . . . . . . . . . . .       (291)         (182)


     Total revenues of $1,230,916 for the year ended December 31, 1998 ("1998") increased 10% compared to $1,115,037 for the year ended December 31, 1997 ("1997"). In 1998, oil made up 13% of total revenues as compared to only 3% in 1997. Accordingly, gas sales decreased from 97% of sales in 1997 to 77% in 1998. This increase was due to the purchase of the Gulf Canada interests in Wyoming which produces oil and not natural gas.

     TSRG had a net loss of $3,583,200 for 1998. TSRG's total costs and expenses increased from 245% of sales in 1997 to 385% of sales in 1998. The cost of oil and gas decreased from 69% of sales in 1997 to 65% of sales in 1998. Selling, general and administrative expenses also decreased 62% due in part to the issuance of stock by TSRG for services rendered. Salaries and wages increased 62% due to TSRG's executives receiving a salary which is being accrued by TSRG. Depreciation, depletion and amortization increased 1073% in 1998 from 1997 due to the amortization of offering costs in a capital raising transaction and acquisition of Wyoming wells. Interest expense in 1998 increased 151% over 1997 due to the issuance of debentures.


Three Month Period Ended March 31, 1999 As Compared To The Three
Month Period Ended March 31, 1998

     The following table sets forth the percentage relationship to total revenues of principal items contained in the Company's unaudited Consolidated Statements of Operations for the three month periods ended March 31, 1999 and 1998.

                                                        Three Months Ended
                                                             March 31,
                                                        1999          1998
                                                            (Unaudited)
     Total revenues. . . . . . . . . . . . . . . . .     100%           100%
     Total costs and expenses. . . . . . . . . . . .     485            173
     Net (loss) from operations. . . . . . . . . . .    (385)           (73)
     Other income (expense). . . . . . . . . . . . .    (279)           (31)
     Net (loss) before income taxes. . . . . . . . .    (664)          (104)
     Income taxes. . . . . . . . . . . . . . . . . .       -              -
     Net income (loss) . . . . . . . . . . . . . . .    (664)          (104)


    Total revenues for the three months ended March 31, 1999 ("first quarter of 1999") increased 29% when compared with the three months ended March 31, 1998 ("first quarter of 1998"). This increase is primarily attributed to the purchase of the Gulf Canada well interests located in Powder River Basin of Wyoming. Total costs and expenses as a percentage of total revenues increased from 173% in the first quarter of 1998 to 485% for the first quarter of 1999, and actual costs and expenses for the first quarter of 1999 increased 264% compared to the 1998 period. This increase is attributed to significant increase in depreciation and amortization expenses during the first quarter of 1999 related to the acquisition of the Gulf Canada well interests. Salaries and wages increased $5,993 (19%) to $25,801 in the first quarter of 1999 compared to the first quarter of 1998. Depreciation and depletion increased from $40,632 in the first quarter of 1998 to $862,088 in the first quarter of 1999 due primarily to the acquisition of the Gulf Canada well interests. Selling, general and administrative expenses increased $83,315 (37%) to $223,932 in the first quarter of 1999 compared to the 1998 period. Interest expense increased from $65,325 in the first quarter of 1998 to $743,741 in the first quarter of 1999 due to increased borrowings related to the purchase of the Gulf Canada interests.

    The Company's net loss for the first quarter of 1999 was $1,771,839 compared to $214,373 for the 1998 period. This increase in the Company's net loss is attributed primarily to the increase in interest expense and depreciation and amortization expenses related to the Gulf Canada acquisition, and the increase in selling, general and administrative expense.

    For the remainder of fiscal year 1999, management expects salaries and wages to remain at approximately the same rate as for the first quarter of 1999. The cost of oil and gas produced is expected to fluctuate with the amount produced and with prices of oil and gas, and management anticipates that revenues are likely to increase during the remainder of 1999.

    Net Operating Losses

    TSRG has accumulated approximately    $12,320,000     of net
operating loss carryforwards as of     December 31,     1998, which
may be offset against future taxable income through the year 2013 when the carryforwards expire. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. In the event of certain changes in control of TSRG, there will be an annual limitation on the amount of net operating loss carryforwards which can be used. No tax benefit has been reported in the financial statements for the period ended
December 31,     1998 because the potential tax benefits of the
loss carryforward is offset by valuation allowance of the same amount.

Liquidity and Capital Resources

    Historically, TSRG's working capital needs have been satisfied
through its operating revenues and from borrowed funds.    Working
capital at March 31, 1999 was a negative $7,435,985 compared to a negative $6,812,876 at December 31, 1998. This 9% change is primarily attributed to the 9% increase in accounts payable from $1,029,461 as of December 31, 1998 to $1,124,894 as of March 31,
1999, and $571,521 increase (13%) in Debentures payable for the same periods. The decrease in working capital was partially offset by the $81,013 (14%) decrease in accrued expenses.

    The Company anticipates meeting its working capital needs during the remainder of the current fiscal year with revenues from operations, particularly from its newly acquired Gulf Canada interests in Wyoming. In the event revenues are not sufficient to meet the Company's working capital needs, it will explore the possibility of additional funding from either the sale of debt or equity securities. The Company has no current agreements or arrangements for additional funding and there can be no assurance such funding will be available to the Company or, if available, it will be on acceptable or favorable terms to the Company.

    As of March 31, 1999, the Company had total assets of $9,452,512 and total stockholders' equity of $817,367, compared to total assets of $10,353,638 and total stockholders' equity of $2,321,706 at December 31, 1998. This represents a $901,126
(9%)increase in total assets and a $1,504,339 (65%) decrease in total stockholders equity for the period. This change is primarily attributed to a decrease in certain prepaid costs and the increase in current liabilities due to the increases in accounts payable and debentures payable. Total assets were also affected by $675,443 recorded as prepaid closing costs in connection with the sale of Debentures, and $687,173 recorded as prepaid advertising associated with services paid for with proceeds from the Debentures offering.




    In 1998, TSRG issued $4,625,400 face value of 8% Secured Convertible Debentures Due March 31, 1999. A portion of the proceeds were used to acquire the GCRL properties and interest in Wyoming. Although the maturity date of the Debentures has passed, TSRG believes that the Debentures will be converted into Common Stock, unless the Company can negotiate an extension with the holders. At March 31, 1999, the Company had debentures payable of $4,818,265. See "Business - Recent Business Developments" and "Description of Securities - TSRG Convertible Debentures."

    In the opinion of management, inflation has not had a material effect on the operations of TSRG.

Year 2000

    Year 2000 issues may arise if computer programs have been written using two digits (rather than four) to define the applicable year. In such case, programs that have time-sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

    TSRG has completed its assessment of the Year 2000 issue and believes that any costs of addressing the issue will not have a material adverse impact on TSRG's financial position. TSRG believes that its existing computer systems and software will not need to be upgraded to mitigate the Year 2000 issues. TSRG has not incurred any costs associated with its assessment of the Year 2000 problem. In the event that Year 2000 issues impact TSRG's accounting operations and other operations aided by its computer system, TSRG believes, as part of a contingency plan, that it has adequate personnel to perform those functions manually until such time that any Year 2000 issues are resolved.

    TSRG believes that third parties with whom it has material relationships will not materially be affected by the Year 2000 issues as those third parties are relatively small entities which do not rely heavily on information technology ("IT") systems and non-IT systems for their operations. However, if TSRG and third parties upon which it relies are unable to address any Year 2000 issues in a timely manner, it could result in a material financial risk to TSRG, including loss of revenue and substantial unanticipated costs. Accordingly, TSRG plans to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

Inflation

    In the opinion of management, inflation has not had a material effect on the operations of TSRG.

                         BUSINESS OF TSRG

    TSRG is primarily engaged in the transportation, marketing and production of natural gas and oil, and also conducts exploration and development activities. TSRG owns and operates 105 oil and gas wells and also owns and operates an aggregate of over 100 miles of three-inch, four-inch and six-inch gas transmission lines located within West Virginia in the Counties of Ritchie, Tyler, Doddridge, and Pleasants, which pipeline system gathers the gas emanating from certain of these wells and from wells owned by third parties. TSRG has approximately 2,200 leasehold acres in the Sistersville, West Virginia field which forms part of the Keener and Big Injun sands geological formations, and 800 acres in the Powder River Basin in Crook County, Wyoming, none of which has contributed to the revenues of TSRG to date.

    TSRG was originally organized on January 16, 1964 under the laws of the State of Idaho as Alter Creek Mining Company, Inc. TSRG changed its name to Apple Corp. in January, 1988, and then to Trans Energy, Inc. in September 1993, at which time its domicile was changed to the State of Nevada.

    TSRG's principal executive offices are located at 210 Second
Street, P.O. Box 393, St. Marys, West Virginia 26170, and its telephone number is (304) 684-7053.

Business Development

    TSRG has engaged in limited developmental drilling and no exploratory drilling in the last three years. Exploratory drilling involves drilling wells in areas where there are no proved reserves of gas or oil, to find a new commercially productive area in a field previously found to be productive or to significantly extend a known field. Development drilling involves the drilling of wells within proven areas of an oil and gas reservoir to depths where hydrocarbons are known to exist. Exploratory drilling involves a higher degree of risk of failure than developmental drilling, although there can be no assurance that a developmental well will yield commercial quantities of oil and gas. In 1997, TSRG participated in two developmental drilling projects. One well was drilled on the Big Injun formation underlying TSRG's Sistersville, West Virginia acreage and one well was drilled on TSRG's acreage in the Powder River Basin in Wyoming.

    TSRG has operated primarily in the Appalachian Basin, principally in Northwestern West Virginia. In Northwestern West Virginia, shallow wells drilled to a depth of up to 6,000 feet are characterized by long producing lives with low-volume production from low permeability reservoirs with a thickness ranging from 10 to 40 feet. A typical shallow well will encounter commercial gas production from between 4 and 10 separate and distinct production horizons. Due to mechanical and technical limitations, it is usually possible to produce only up to 2 to 5 of these formations simultaneously, and consequently, necessitates either the drilling of a twin well or recompletion of the original well at a later date where multiple productive formations are penetrated.

    TSRG intends to focus its activities in the Appalachian Basin, which is geographically one of the largest gas and oil producing regions, and also in the Powder River Basin in Wyoming. Operators in the Appalachian Basin historically have experienced high drilling success rates in the formations of the Basin, with wells generally producing for more than 25 years although at low production volumes. The Appalachian Basin is located in close proximity to the largest gas markets in the United States and, historically, this has generally resulted in wellhead gas prices somewhat higher than those prices received in the Gulf Coast and the Mid-Continent producing regions.

    TSRG's business strategy is to economically increase its reserves, production and sale of gas and oil from existing and acquired properties in the Appalachian Basin and elsewhere in order to maximize shareholders' return over the long term. TSRG's strategic location in West Virginia enables TSRG to actively pursue the acquisition and development of producing properties in that area that will enhance TSRG's revenue base without proportional increases in overhead costs. TSRG has directed its attention to Appalachian Basin properties in which it will have a significant ownership interest and will serve as operator.

    To accomplish this strategy, TSRG has focused on increasing its gas and oil revenues through well recompletions, property acquisitions and exploitation programs. Since 1992, TSRG's proved
reserves of natural gas and oil have increased     to 1,714 MMcf
and to 1,705 MBbl,     respectively.  There can be no assurance,
however, that TSRG will be able to continue to expand its proved reserves of natural gas and oil.

    In September 1993, TSRG acquired certain oil and gas assets including wells and pipelines, in exchange solely for shares of TSRG's authorized but previously unissued common stock. These acquisitions are summarized below:

    Tyler Construction Company, Inc.

    In September 1993, TSRG acquired an interest equal to 65% of the total outstanding shares of Tyler Construction Company ("Tyler Construction") from Loren E. Bagley, TSRG's President and a director, and William F. Woodburn, TSRG's Vice President of Operations and a director. Tyler Construction owns and operates a natural gas gathering pipeline system serving the industrialized Ohio Valley. Tyler Construction also owns and operates 27 miles of six-inch pipeline and 10 miles of four-inch pipeline.

    Tyler Construction's trunk line system consists of a six-inch pipeline that begins at the town of St. Marys, West Virginia, located on the Ohio River in the County of Pleasants in western West Virginia, and proceeds twenty-seven miles due east to Bradden Station, West Virginia. Near Bradden Station, the pipeline intercepts major transmission lines of Carnegie Natural Gas, Consolidated Natural Gas and Columbia Natural Gas. An intercepting line consisting of ten miles of four-inch pipeline begins at a point eight miles east of St. Marys and proceeds north 10 miles to an industrial park located seven miles south of Sistersville, West Virginia. At this point, gas is delivered to OSI Specialties (formerly Union Carbide) and Consolidated Aluminum Corporation of America under a marketing agreement with Sancho. Pursuant to its agreement with Sancho, TSRG has the right to sell natural gas subject to the terms and conditions of a 20-year contract, as amended, that Sancho entered into with Hope Gas, Inc. ("Hope") in 1988. This agreement is a flexible volume supply agreement whereby TSRG receives the full price which Sancho receives less a $.05 per Mcf marketing fee paid to Sancho. The price of the natural gas is based upon the residential gas index and the Inside F.E.R.C. Index.

    Spencer Wells

    Also in September 1993, TSRG acquired from Dennis L. Spencer all rights, title and interest to six producing oil and gas wells located in West Virginia, in exchange for TSRG shares. Five of the wells identified as "Fowler," "Goff," "Locke," "McGill" and "Workman" are situated in Ritchie County in a proven reservoir field. The remaining well identified as "Spencer," is located in Tyler County. All six wells were completed in 1991 and have been producing oil and gas through the date hereof.

    The Pipeline, Ltd.

    Also in September 1993, TSRG acquired from Tyler Pipeline,
Inc. ("Tyler Pipeline") all rights, title and interest in the natural gas gathering pipeline system known as The Pipeline, Ltd. (the name of the pipeline, not a legal entity), a four-inch pipeline that begins at Twiggs, West Virginia, nine miles east of St. Marys, West Virginia where it intercepts Tyler Construction's trunk line system and proceeds due south for a distance of six miles. The Pipeline, Ltd. system is used for purchasing gas from third party producers. Mr. Woodburn, Vice President and a director of TSRG, is also President and owns 50% of Tyler Pipeline. Mr. Bagley, President and a director of TSRG, also owns 50% of Tyler Pipeline.

    Ritchie County Gathering Systems, Inc.

    In September 1993, TSRG acquired all the issued and outstanding capital stock of Ritchie County Gathering Systems, Inc., a West Virginia corporation ("Ritchie County Gathering"). Ritchie County Gathering owns and operates a four-inch natural gas gathering line which begins five miles south of Cairo, West Virginia at Rutherford, and proceeds due south for 4.6 miles, crossing Mellon Ridge and ending at Macfarlan Creek approximately 1/2 mile north of the South Fork of the Hughes River. The Ritchie County Gathering pipeline is used for purchasing gas from third party producers and delivering such gas to Hope.

Recent Business Developments

    On March 6, 1998, TSRG entered into an agreement to purchase from GCRL Energy, Ltd. ("GCRL") all of GCRL's interest in the Powder River Basin in Campbell and Crook Counties, Wyoming, consisting of interests in five (5) wells, four (4) of which are producing, interests in 30,000 leasehold acres, and interests in
approximately seventy-three     square      miles of 3-D seismic
data.  The properties include three producing fields from Minnelusa
Sandstone and were discovered on 3-D seismic.     GCRL was an asset
owned by Gulf Canada Resources Ltd., a publicly held oil and gas company located in Calgary, Alberta. Under the terms of the
agreement,     TSRG made an initial payment for the properties of
$50,000 and the balance of $2,987,962 was paid for with proceeds from the sale of TSRG's Debentures. TSRG obtained the $50,000 for the initial payment for the properties from a loan in that amount from NGT on February 25, 1998.

    The following table sets forth information concerning the
existing oil production per day of the producing wells located on the GCRL property.
                             Gross Bbls.
Name of Well                 Oil Per Day   Net % to TSRG  Net Bbls. to TSRG

Sagebrush Fed #1                 105           48.8%            51
Sagebrush Fed #2                  77           47.5%            37
Pinon Fee #1                      38           51.2%            20
Sandbar Boley 31-36               54            .22%             1
Sandbar State 1-36                 0           14.2%             0
Sandbar State 2-36                31             33%            10
        TOTAL                    305                           119

Current Business Activities

     TSRG is actively engaged in the operation of its oil and natural gas properties and in the transportation and marketing of its natural gas through its transmission systems in West Virginia. Management has expressed its desire to acquire additional oil and natural gas properties and to become more involved in exploration and development, specifically in the Powder River Basin in Wyoming. Management intends to continue to develop and increase the production from the oil and natural gas properties that it currently owns.

     Although TSRG will continue to transport and market natural gas through its various pipelines, there are no current plans to
acquire or to lay any additional pipeline systems in    1999    .
Apart from the two wells drilled in the Powder River Basin in Wyoming and Sistersville, West Virginia, TSRG has not drilled any new wells in the last three years.

Powder River Basin Wyoming

     On December 28, 1996, TSRG purchased 420 acres in the Powder River basin in the State of Wyoming for $50,000 from an unaffiliated third party. Included in the purchase price was a condition that the previous owners would provide all of the geologic and geophysical work as part of the purchase price. On February 3, 1997 TSRG leased an additional 480 acres that joined with its acreage position. The target formation is the Minnelusa "B1" sand. There presently are no producing wells on such acreage and no proved reserves located on the acreage owned by TSRG.

     Five two-dimensional ("2-D") seismic lines and a 6-square mile three-dimensional ("3-D") seismic program have been shot across the acreage now held by TSRG. Unlike 2-D seismic testing which provides a cross-sectional view of the subsurface of the Earth, 3-D testing provided a full, three-dimensional view of the subsurface. Such views allow for greater precision in the location of potential drilling sites. 3-D testing allows potential drillers to obtain accurate estimates of the size of oil and gas bearing structures and the profile of the structure. 2-D testing only informs the driller that an oil and gas bearing structure is in a particular area, without giving information as to size and shape. Without an accurate estimate of the size of the oil and gas bearing structures, it is difficult to accurately estimate the reserves in the structure, and, thus, the economic viability of drilling into a particular structure. Without an accurate profile of the structure, a driller may not hit the most economic portion of the structure.

     Water pressure primarily is responsible for the movement of oil within the area of TSRG's acreage. Where water pressure is the cause of oil movement, finding the apex of the oil bearing structure is critical. Drilling into the apex of such a structure usually assures that a maximum amount of oil, and a minimal amount of water, will be recovered from a well. Hitting such a zone elsewhere than at the apex will result in a lower proportion of oil to water and reduced rates of recovery.

     TSRG completed the drilling of the Fowler 22-8 in January 1998 and determined the well to be a dry hole and was plugged. TSRG
has not drilled     additional wells on its acreage during 1998
or 1999    .

Powder River Basin Wyoming   Wolffe Prospect

     On May 27, 1997, TSRG purchased a 30% working interest in the Wolffe Prospect in the Powder River Basin in Campbell County, Wyoming for $65,000 from an unaffiliated third party. Included in the purchase price was a 30% working interest in the Wolffe #1-35 well and 30% interest in 240 acres. In October 1997, TSRG participated in its share of the drilling of the Horizon 32-35 well. The target formation was the Minnelusa "B1" sand. The well was determined to be a dry hole and plugged.

Sistersville

     Effective June 1, 1995, TSRG purchased approximately 2,200 acres in a known producing field located near Sistersville, West Virginia for $100,000. The Sistersville field has been in operation since the 1890's, although at a very low level for the past ten years. To date the field has produced over 13 million barrels of oil. The field contains portions of the Big Injun and Keener sands formations, both well known oil and gas bearing formations, which are the zones TSRG intends to explore. These formations are approximately 1,700 feet deep. Recoverable reserves of oil in the field are estimated at several million barrels.

     TSRG has observed the success of oil and gas exploration in the Sistersville field by other entities after expensive studies. The preliminary studies conducted by the seller of the Sistersville property to TSRG indicating substantial reserves were included in the purchase price paid by TSRG for the Sistersville acreage. TSRG drilled a well on its Sistersville acreage in April 1997.




Vulcan Energy Corporation.

     During March 1997, TSRG announced plans to cease operations
    of      Vulcan Energy Corporation ("Vulcan"), its 80% owned
subsidiary, engaged in the lease crude oil gathering and marketing
in Southeast Texas.     Vulcan remains inactive and TSRG retains no
assets which were attributable to Vulcan.     Financial information
with respect to discontinued operations is presented in Note 9 to TSRG's consolidated financial statements.

Research and Development

     TSRG has not allocated funds for conducting research and development activities and, due to the nature of TSRG's business, it is not anticipated that funds will be allocated for research and development in the immediate future.

Marketing

     TSRG operates exclusively in the oil and gas industry. Natural gas production from wells owned by TSRG is generally sold to various intrastate and interstate pipeline companies and natural gas marketing companies. Sales are generally made on the spot market or under short-term contracts (one year or less) providing for variable or market sensitive prices. These prices often are tied to natural gas futures contracts as posted in national publications.

     Natural gas delivered through TSRG's pipeline network is sold either to Sancho Oil and Gas Corporation ("Sancho") at the industrial facilities near Sistersville, West Virginia, or to Hope, a local utility, on a year long basis ending January 31, 1999 at a variable price per month per Mcf. Under its contract with Sancho, TSRG has the right to sell natural gas subject to the terms and conditions of a 20-year contract, as amended, that Sancho entered into with Hope in 1988. This agreement is a flexible volume supply agreement whereby TSRG receives the full price which Sancho charges the end user less a $.05 per Mcf marketing fee paid to Sancho. The price of the natural gas is based upon the greater of the residential gas commodity index and published Inside F.E.R.C. Index, at TSRG's option, for the first 1,500 Mcf purchased per day by Hope and thereafter the price is the Inside F.E.R.C. Index. The residential gas commodity index does not directly fluctuate with the overall price of natural gas. The Inside F.E.R.C. Index fluctuates monthly with the change in the price of natural gas. While such option provides certain price protection for TSRG there can be no assurance that prices paid by TSRG to suppliers will be lower than the price which TSRG would receive under the Hope arrangement. Prior to June 1, 1996, the price was the residential gas commodity index and when the market price of gas rose above such index, TSRG's ability to purchase gas from third parties was adversely effected.

     TSRG sells its oil production to third party purchasers under agreements at posted field prices. These third parties purchase the oil at the various locations where the oil is produced.

     Although management believes that TSRG is not dependent upon any one customer, its marketing arrangement with Sancho Oil and Gas Corporation accounted for approximately 47% of TSRG's revenue for
the year ended December 31,    1998    , and approximately
   47%     for the year ended December 31,    1997    .  This
marketing agreement is in effect until September 1,    2008    .
The majority of the balance of the gas sold by TSRG is marketed under a one year contract with Hope. The price under the agreement is set monthly and gas is sold as available with no volume requirements or restrictions. Sales to this customer made up
approximately 49% of net revenues in    1998    .  No other single
customer accounts for more than 10% of TSRG's business.

     In addition to the natural gas produced by TSRG's wells, it
also purchased approximately    400     Mcf of natural gas per day
in    1998    .

Competition

     TSRG is in direct competition with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of the Appalachian and Powder River Basins and elsewhere, and competing for customers. Many competitors are large, well-known oil and gas and/or energy companies, although no single entity dominates the industry. Many of TSRG's competitors possess greater financial and personnel resources enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than TSRG. Additionally, there is competition from other fuel choices to supply the energy needs of consumers and industry. Management believes that there exists a viable market place for smaller producers of natural gas and oil and for operators of smaller natural gas transmission systems.

     Under its contract with Sancho, TSRG has the right to sell natural gas subject to the terms and conditions of a 20-year contract, as amended, that Sancho entered into with Hope in 1988. This agreement is a flexible volume supply agreement whereby TSRG receives the full price which Sancho receives less a $.05 per Mcf marketing fee paid to Sancho. The price of the natural gas is based upon indices that include the residential gas commodity charge of Hope and the Inside F.E.R.C. Index. Were it not for the relationship between Hope and Sancho, Hope would compete directly with TSRG for the sale of gas to certain customers, specifically
OSI Specialities, Inc. and     Ormet Aluminum Company.

Government Regulation

     The oil and gas industry is extensively regulated by federal, state and local authorities. The scope and applicability of legislation is constantly monitored for change and expansion. Numerous agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for noncompliance. To date, these mandates have had no material effect on TSRG's capital expenditures, earnings or competitive position.

     Legislation and implementing regulations adopted or proposed to be adopted by the Environmental Protection Agency ("EPA") and by comparable state agencies, directly and indirectly affect TSRG's operations. TSRG is required to operate in compliance with certain air quality standards, water pollution limitations, solid waste regulations and other controls related to the discharging of materials into, and otherwise protecting the environment. These regulations also relate to the rights of adjoining property owners and to the drilling and production operations and activities in connection with the storage and transportation of natural gas and oil.

     TSRG may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed operations may have upon the environment.
Requirements imposed by such authorities could be costly, time-consuming and could delay continuation of production or exploration activities. Further, the cooperation of other persons or entities may be required for TSRG to comply with all environmental regulations. It is conceivable that future legislation or regulations may significantly increase environmental protection requirements and, as a consequence, TSRG's activities may be more closely regulated which could significantly increase operating costs. However, management is unable to predict the cost of future compliance with environmental legislation. As of the date hereof, management believes that TSRG is in compliance with all present environmental regulations.

     TSRG's exploration and development operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes the requirement of permits for the drilling of wells, the regulation of the location and density of wells, limitations on the methods of casing wells, requirements for surface use and restoration of properties upon which wells are drilled, and governing the abandonment and plugging of wells. Exploration and production are also subject to property rights and other laws governing the correlative rights of surface and subsurface owners.

     TSRG is subject to the requirements of the Occupational Safety and Health Act, as well as other state and local labor laws, rules and regulations. The cost of compliance with the health and safety requirements is not expected to have a material impact on TSRG's aggregate production expenses. Nevertheless, TSRG is unable to predict the ultimate cost of compliance.

     Although past sales of natural gas and oil were subject to maximum price controls, such controls are no longer in effect. In any case, the deregulated price of natural gas under current market conditions tends to be substantially lower than most regulated ceilings. Other federal, state and local legislation, while not directly applicable to TSRG, may have an indirect effect on the cost of, or the demand for, natural gas and oil.





Employees

     As of the date hereof TSRG employs eight people full-time,
consisting of two executives,     two      marketing and clerical
person, and     four      production persons.     Management
presently anticipates hiring additional employees as the business warrants and as funds are available.

Facilities

     TSRG's operations currently occupy approximately 4,000 square feet of office space in St. Marys, West Virginia, which it shares with its subsidies Tyler Construction Company, Inc. and Ritchie County Gathering Systems, Inc. TSRG leases an aggregate of approximately 4,000 square feet from an unaffiliated third party under a verbal arrangement for $1,400 per month, inclusive of utilities. Management believes that its present office facilities are adequate for TSRG's current business operations.

Description of TSRG Property

     TSRG operates and receives gas and oil revenues from 105 wells. Of these wells, 85 gross wells (wells in which a working interest is owned) are gas wells and represent 77 net wells. A net well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The remaining 20 gross wells are oil wells which represent 18 net wells. A total of 28 wells are considered to have multiple completions, one or more completions in the same bore hole. It is TSRG's policy to acquire existing wells and to continually review its holdings and either add new wells or dispose of existing wells. Seventy-five percent of TSRG's wells are shallow wells with depths of less than 3,000 feet. The remaining wells are Devonian shale wells with a depth of greater than 4,000 feet. Appalachian Basin development wells have relatively high success rates and are characterized by low permeability and low porosity, thereby resulting in relatively low production rates and long producing lives of over 25 years. TSRG's ownership interest varies from well to well with the composite ownership working interest in the wells at approximately 91% at the
end of    1998    .

     TSRG's producing wells hold approximately 5,636 gross acres under lease, which TSRG believes include a substantial number of promising development prospects. In addition, TSRG's has approximately 800 acres under lease in Wyoming. TSRG's Sistersville acreage consists of approximately 2,200 acres and has been extensively explored by numerous oil and gas operators and has proved undeveloped reserves.

     TSRG's productive wells are situated on 5,636 gross acres (acres upon which a working interest is owned) which represent 5,412 net acres. A net acre is deemed to exist when the sum of fractional ownership working interests in gross acres equals one.

     Substantially all of TSRG's interests are held pursuant to leases from third parties. Title to properties is subject to royalty, over-riding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, liens incident to operating agreements, liens relating to amounts owed to the operator, liens for current taxes not yet due and other encumbrances. TSRG believes that such burdens neither materially detract from the value of such properties nor the respective interests therein, or materially interfere with their use in the operation of the business.

     As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of lease acquisition (other than a preliminary review of local records). Investigations, including a title opinion of local counsel, are generally made prior to the consummation of an acquisition of larger properties and before commencement of drilling operations.

Estimated Proved Reserves.

     TSRG's properties consist essentially of the working and royalty interests owned by TSRG in various oil and gas wells and
leases located in West Virginia.    Proved oil and gas reserves are
the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon
future conditions.     TSRG's proved reserves for the years ended
December 31,    1998, 1997 and 1996     are set forth below:

                                          December 31,
                                1998         1997        1996
Natural Gas (Mcf)
  Developed                     912,428      979,662     875,705
  Undeveloped                   801,654      801,654     801,654
  Total Proved                1,714,082    1,781,316   1,677,359
Crude Oil (MBbl)
  Developed                   1,504,813       30,870      16,343
  Undeveloped                   200,721      180,000     180,000
  Total Proved                1,705,534      210,870     196,343

    These estimates are bases primarily on the reports of Sam M. Deal & Associates, independent petroleum engineers. Such reports are, by their very nature, inexact and subject to changes and revisions. Proved developed reserves are reserves expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production. No estimates of reserves have been included in any reports to any federal agency other than the Securities and Exchange Commission. See SFAS 69 Supplemental Disclosures included as part of the Consolidated Financial Statements of TSRG.

    Set forth in the following schedule is the average sales price per unit of oil, expressed in barrels ("bbl"), and of natural gas, expressed in thousand cubic feet ("mcf"), produced by TSRG for the past three fiscal years.

                                       Years ended December 31,
Average sales price:              1998           1997           1996
    Gas (per mcf)                $ 2.70         $ 2.95         $ 3.56
    Oil (per bbl)                 10.04          16.44          19.22
Average cost of production:
    Gas (per mcf)                  1.38           1.09         $ 1.02
    Oil (per bbl)                  8.28           6.54           6.12

    TSRG has not filed any estimates of total, proved net oil and gas reserves with any federal authority or agency since the beginning of TSRG's last fiscal year.

    The following schedule sets forth the capitalized costs relating to oil and gas producing activities by TSRG for the past three fiscal years.

                                           Years ended December 31,
                                     1998          1997            1996
Proved oil and gas
 producing properties
 and related lease
 and well equipment              $7,553,880     $4,122,311     $3,799,387
Accumulated depreciation
 and depletion                     (527,140)      (433,799)      (407,934)
Net Capitalized Costs            $7,026,840     $3,688,512     $3,391,453

    The following schedule summarizes changes in the standardized measure of discounted future net cash flows relating to TSRG's proved oil and gas reserves.

                                          Years ended December 31,
                                     1998           1997          1996

Standardized measure,
 beginning of year               $3,534,828     $3,611,702     $4,063,885
Oil and gas sales, net
 of production costs               (589,705)       (76,874)      (452,183)
Sales of mineral in place              -              -              -
Purchases                         5,289,539           -              -
Quantity estimates made           1,261,032           -              -
Standardized measure,
 end of year                     $9,495,694     $3,534,828     $3,611,702

    TSRG does not anticipate investing in or purchasing assets and/or property for the purpose of capital gains. It is TSRG's intention to purchase assets and/or property for the purpose of enhancing its primary business operations. TSRG is not limited as to the percentage amount of TSRG's assets it may use to purchase any additional assets or properties.




TSRG Legal Proceedings

    There are no material pending legal proceedings to which TSRG is a party or to which any of its property is subject except as set forth below.

    On May 14, 1997, a complaint entitled R&K Oil Company, Inc. vs. Vulcan Energy Corporation and Trans Energy, Inc. was filed in District Court, Andrews County, Texas, 109th Judicial District (File #14,430). The complaint alleges TSRG owes R&K Oil Company, Inc. $126,978 as a result of business transacted by Vulcan Energy Corporation. The complaint also seeks $500,000 for breach of contract.

    TSRG settled the suit for $15,000 in December
1998.

    On March 12, 1997, a complaint entitled F. Worthy Walker vs. Loren Bagley, William Woodburn, Mark Woodburn, Trans Energy, Inc. and Vulcan Energy Corporation, was filed in the District Court of Dallas, Texas (# 9702304C). The complaint alleges that TSRG breached certain contracts related to Mr. Walker's employment with Vulcan Energy Corporation, and seeks punitive and exemplary damages. TSRG denies all allegations and intends to vigorously defend its position. Management believes that the results of the proceedings will not have a material adverse effect on TSRG. On February 17, 1998, TSRG and the above named defendants filed a countersuit against F. Worthy Walker alleging breach of contract, fraud and fraudulent inducement, conversion, and breach of fiduciary duty and seeks punitive damages. TSRG intends to vigorously pursue its countersuit against Mr. Walker.


    Convertible Debenture Financing

    In connection with the     abandoned Merger with NGT,     TSRG
committed to raise a minimum of $4,000,000 pursuant to a private placement of its securities. Accordingly, TSRG made an offering of the "Debentures" in an aggregate maximum amount of $4,850,000.
TSRG declared the offering closed on September 10, 1998. Gross proceeds realized from the sale of the Debentures was $4,625,400. Shares issuable upon conversion of the Debentures are subject to this Prospectus.

    Interest shall accrue upon the date of issuance of the Debentures until payment in full of the principal sum has been made or duly provided for. Holders of the Debentures shall have the option, at any time, until maturity, to convert the principal amount of their Debenture, or any portion of the principal amount which is at least $10,000, into shares of TSRG Common Stock at a conversion price for each share equal to the lower of (a) seventy percent (70%) of the market price of TSRG Common Stock averaged over the five trading days prior to the date of conversion, or (b) the market price on the issuance date of the Debentures.
Although the date of maturity has passed, Debenture holders still
have the option to convert their Debentures.      Any accrued and
unpaid interest shall be payable, at the option of TSRG, in cash or in shares of TSRG Common Stock valued at the then effective conversion price.

    Pursuant to the terms of the Debentures, TSRG has agreed to file a registration statement with the Commission to register the shares of TSRG Common Stock into which the Debentures may be converted. This Prospectus forms a part of that registration statement. Upon effectiveness of the registration statement, the shares of TSRG Common Stock underlying the Debentures, when issued, will be deemed registered securities and will not be restricted as to the resale of such securities. If TSRG fails to file its registration statement within forty-five (45) days from the closing of the Debenture offering, TSRG may be obligated to increase by up to fifteen percent (15%) the number of shares issuable upon
conversion to each holder.     As of the date hereof, there has
been no increase in the number of shares to be issued upon conversion.

    Proceeds from the sale of Debentures have been used to purchase the assets of Gulf Canada Resources Limited in the Powder River Basin in Wyoming and to retain the services of Corporate
Relations Group, a public relations firm.

    The TSRG Board of Directors believes that the acquisition of the GCRL assets provides TSRG with potential for the development of significant quantities of oil. The average producing oil well in the Minnelusa formation, which is the target zone, historically has produced in excess of approximately 450,000 barrels of oil. Management anticipates, based on the 3-D seismic, to possibly discover several additional multi-well fields on the 30,000 acres acquired. The TSRG Board did consider the fact that its shareholders would be significantly diluted due to the issuance of shares underlying the Debentures. However, the Board believes that the potential additional revenues to be derived from the GCRL properties when fully developed will compensate for the initial dilution suffered by shareholders.

                        MANAGEMENT OF TSRG

Officers and Directors

    The following table sets forth the names, ages, and offices held with TSRG by it's directors and executive officers:

     Name                Position        Director Since   Age
Loren E. Bagley       President, C.E.O.   August 1991      56
                        and Director
William F. Woodburn   Vice President      August 1991      57
                        and Director
John B. Sims          Director            January 1988     73
Gary F. Lawyer        Director            December 1997     51

     All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. TSRG has not compensated its directors for service on the TSRG Board or any committee thereof, but directors are reimbursed for expenses incurred for attendance at meetings of the TSRG Board and any committee thereof. Executive officers are appointed annually by the TSRG Board and each executive officer serves at the discretion of the TSRG Board. The Executive Committee of the TSRG Board, to the extent permitted under Nevada law, exercises all of the power and authority of the TSRG Board in the management of the business and affairs of TSRG between meetings of the TSRG Board.

     The business experience of each of the persons listed above during the past five years is as follows:

     Loren E. Bagley has been Executive Vice President of TSRG since August, 1991, and became President and C.E.O. in September, 1993. From 1979 to the present, Mr. Bagley has been self-employed in the oil and gas industry as president, C.E.O. or vice president of various corporations which he has either started or purchased, including Ritchie County Gathering Systems, Inc. Mr. Bagley's experience in the oil and gas industry includes acting as a lease agent, funding and drilling of oil and gas wells, supervising production of over 175 existing wells, contract negotiations for purchasing and marketing of natural gas contracts, and owning a well logging company specializing in analysis of wells. Prior to becoming involved in the oil and gas industry, Mr. Bagley was employed by the United States government with the Agriculture Department. Mr. Bagley attended Ohio University and Salem College and earned a B.S. Degree.

     William F. Woodburn has served as Vice President in charge of Operations and a director of TSRG since August, 1991 and has been actively engaged in the oil and gas business in various capacities for the past fifteen years. For several years prior to 1991, Mr. Woodburn supervised the production of oil and natural gas and managed the pipeline operations of Tyler Construction Company, Inc. and Tyler Pipeline, Inc. Mr. Woodburn is a shareholder and serves as President of Tyler Construction Company, Inc., and is also a shareholder of Tyler Pipeline, Inc. which owns and operates oil and gas wells in addition to natural gas pipelines, and Ohio Valley Welding, Inc. which owns a fleet of heavy equipment that services the oil and gas industry. Prior to his involvement in the oil and gas industry, Mr. Woodburn was employed by the United States Army Corps of Engineers for twenty four years and was Resident Engineer on several construction projects. Mr. Woodburn graduated from West Virginia University with a B.S. in civil engineering.

     John B. Sims served as President, C.E.O. and a director of TSRG from 1988 to September, 1993 and currently is a director. Prior to joining TSRG and from 1984 to 1988, Mr. Sims was the General Partner of Ben's Run Oil Company which was acquired by TSRG in January, 1988. Mr. Sims has also been the general partner for fourteen limited partnerships from 1977 to 1984 drilling a total of twenty eight wells. Prior to his involvement in the oil and gas business, Mr. Sims was a real estate developer for twenty years as well as an exclusive real estate broker for Ednam Forrest in Charlottesville, Virginia. During 1994, Mr. Sims voluntarily initiated a personal bankruptcy proceeding pursuant to Chapter 7 of the United States Bankruptcy Code. Pursuant to the terms of such proceeding, Mr. Sims was discharged of certain of his debts which were incurred as a consequence of his personal guarantees of certain business related debts, not related to TSRG, upon which the primary obligor defaulted.

     Gary F. Lawyer became a director of TSRG in December 1997. Gary F. Lawyer has been President and a major shareholder of GeoSense, Inc. which is an international oil and gas exploration/exploitation and production consulting company based in Englewood, Colorado since 1991. Prior to founding GeoSense, Inc., Mr. Lawyer has been employed in several executive and managerial positions with various energy companies for the past 25 years. Mr. Lawyer received his Master of Science degree in Geology from Brigham Young University.


Cash Compensation

     The following table sets forth all cash compensation paid by TSRG for services rendered to TSRG for the years ended December 31,
    1996, 1997 and 1998 , to TSRG's Chief Executive Officer. No executive officer of TSRG has earned a salary greater than $100,000 annually for any of the periods depicted.

                    Summary Compensation Table
                                                         Other         All
                                                         Annual       Other
Name and                                                 Compen-     Compen-
Principal Position    Year        Salary      Bonus      sation      sation
Loren E. Bagley,      1998       $  -0-      $ -0-        $ -0-      $ -0-
 President, C.E.O.    1997       $18,000       -0-          -0-        -0-
                      1996          -0-        -0-          -0-        -0-

Principal Shareholders

     The following table sets forth information, to the best
knowledge of TSRG as of     June 19, 1999    , with respect to each
person known by TSRG to own beneficially more than 5% of the outstanding TSRG Common Stock, each director and all directors and officers as a group.
                                                       Percent of Class(1)
Name and Address                Amount and Nature of   Before         After
of Beneficial Owner            Beneficial Ownership   Offering       Offering
Loren E. Bagley *                    417,364(2)        14.1%           1.2%
210 Second Street
St. Marys, WV 26170

William F. Woodburn *                424,527(3)        14.4%           1.2%
210 Second Street
St. Marys, WV 26170

John B. Sims *                        38,807(4)         1.5%            .1%
210 Second Street
St. Marys, WV 26170

Gary F. Lawyer *                      25,000(5)          .9%            .1%
21430 Timtam Circle
Parker, CO 80134



Karla Spencer                        148,944            5.6%            .4%
P.O. Box 24
Alma, WV 26320

Boulder Investments                  236,312            9.0%            .7%
Capital, S.A.
c/o LaFirma deMarc M.
Harris, S.A.
25 De Mayo 530 Piso 7
1002 Buenos Aires Arg.

Corporate Relations Group            350,000           13.3%           1.0%
1947 Lee Road
Winterpark, FL 32789

Balmour Funds                      2,330,448(7)        46.9%           6.9%

Chesterfield Capital               3,246,754(7)        55.2%           9.6%
Resources

Douglas Nagel                      2,597,403(7)        49.6%           7.7%
4590 N.E. San Pebble Trace
Stuart, FL 34996

Austost Anstalt Schaan             2,330,448(7)        46.9%           6.9%

Barry Seidman                      3,246,754(7)        55.2%           9.6%
P.O. Box 9813
Ranch Santa Fe, CA 92067

All directors and executive          905,698(8)        27.3%           2.6%
officers as a group
(4 persons in group)

*  Director and/or executive officer

Note:   Unless otherwise indicated in the footnotes below, TSRG
         has been advised that each person above has sole voting power over the shares indicated above.

(1) Based upon    2,639,081     shares of common stock outstanding
    on June 19, 1999, as adjusted to reflect the one (1) share for four(4) shares reverse stock split effected June 5, 1998, but does not take into consideration stock options owned by
    certain officers    and      directors         entitling the
    holders to purchase an aggregate of 675,000 shares of common stock and which are currently exercisable. Therefore, for
    purposes of the table above,    3,314,081     shares of common
    stock are deemed to be issued and outstanding in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Percentage ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of June 19, 1999 and assumes the exercise of stock options held by such person (but not by anyone else)
    exercisable within sixty days.     The percent after offering
    assumes that all 31,040,000 shares offered hereunder are issued.
(2) Includes

    312,500 shares that may be acquired by Mr. Bagley
    pursuant to stock options exercisable at $,50 per share and
         31,250 shares of common stock held in the name of Carolyn
    S. Bagley, wife of Loren E. Bagley, over which Ms. Bagley retains voting power.
(3) Includes    312,500 shares that may be acquired by
    Mr. Woodburn pursuant to stock options exercisable at $.50 per
    share and     50,000 shares of common stock in the name of
    Janet L. Woodburn, wife of William F. Woodburn, over which shares Ms. Woodburn retains voting power. Does not include 25,000 shares of common stock owned by Mark D. Woodburn, son of William F. Woodburn, over which shares William F. Woodburn disclaims any voting control.
(4) Includes    25,000 shares that may be acquired by Mr. Sims
    pursuant to stock options exercisable at $.50 per share and
         13,807 shares of common stock held jointly with Virginia Sims, wife of John B. Sims.
(5) Includes 25,000 shares that may be acquired by Mr. Lawyer pursuant to stock options exercisable at $.50 per share.
(6) Black & Company is a holding company for the benefit of the shareholders of Black Petroleum Corporation. The amount shown includes 18,750 shares held in the name of Black Petroleum Corporation.
(7)

   Share amounts indicated are the number of shares that each respective shareholder can receive upon conversion of Debentures. Percentage ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of June 19, 1999 and assumes the conversion of Debentures held by such person (but not by anyone else) exercisable within sixty days. The percent after offering assumes that all 31,040,000 shares offered hereunder are issued. Only Debenture holders that would own 5% or more of the total outstanding shares upon the conversion of all Debentures are depicted in the table.
(8) Includes 675,000 shares that may be acquired by certain directors pursuant to stock options exercisable at $.50 per share.

                       CERTAIN TRANSACTIONS

     During the last two fiscal years, there have been no transactions between TSRG and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of TSRG's outstanding shares, nor any member of the above referenced individuals' immediate family, except as set forth below.

     (a) As of December 31, 1997, TSRG had no related party loans outstanding. Total loan payables as of December 31, 1996 were $605,190. Any loan made to a related party is made at the discretion of and upon approval by the Executive Committee of the Board of Directors. Of such amount, commencing February 1995 through June 1996, members of TSRG's management extended an aggregate of $448,583 in loans to TSRG for the purpose of providing TSRG with working capital.

     (b) Loren E. Bagley is President of Sancho, a principal purchaser of TSRG's natural gas. Mr. Bagley's wife, Carolyn S.
Bagley is a director and owner of    33%     of the outstanding
capital stock of Sancho. Under its contract with Sancho, TSRG has the right to sell natural gas subject to the terms and conditions of a 20-year contract, as amended, that Sancho entered into with Hope in 1988. This agreement is a flexible volume supply agreement whereby TSRG receives the full price which Sancho receives less a $.05 per Mcf marketing fee paid to Sancho. The price of the natural gas is based upon the greater of the residential gas commodity index or the published Inside F.E.R.C. Index, at TSRG's option, for the first 1,500 Mcf purchased per day by Hope and thereafter the price is the Inside F.E.R.C. Index. The residential gas commodity index does not directly fluctuate with the overall price of natural gas. The Inside F.E.R.C. Index fluctuates monthly with the change in the price of natural gas. While such option provides certain price protection for TSRG there can be no assurance that prices paid by TSRG to suppliers will be lower than the price which TSRG would receive under the Hope arrangement.
During    1998    , TSRG paid Sancho an aggregate of approximately
   $3,700     pursuant to such 20-year contract.

     (c) On May 7, 1996, TSRG borrowed $100,000 from William Stevenson. Such amount is repayable in one installment of principal and interest of $110,000 on November 7, 1996. Messrs. Bagley, William F. Woodburn and John B. Sims are jointly and severally liable with TSRG for the repayment of such obligation. Such obligation is secured by the pledge of 50,000 shares of Common Stock owned by Mr. Woodburn's wife, Janet L. Woodburn.

     (d) A company owned by an officer of TSRG's former subsidiary, Energy Corporation ("Vulcan"), owns the remaining 20% of Vulcan's common stock. The management company is entitled to a management fee of $252,000 per year and 20% of net profits before taxes less 20% of the principal paid to the seller of Vulcan. This 20% net profits interest has had no effect on TSRG's consolidated financial statements because the subsidiary generated net losses through December 31, 1996. Because the operations of Vulcan have been discontinued (see Note 9 to Financial Statements), management believes that TSRG has no obligation related to this management agreement in future periods.

     TSRG occupies approximately 4,000 square feet of office space in St. Marys, West Virginia, which it shares with its subsidiaries Tyler Construction Company, Inc. and Ritchie County Gathering Systems, Inc. Prior to 1997, the office space was paid for by Sancho and TSRG used the office space rent free. TSRG believes that the foregoing transactions with Sancho were made on terms no less favorable to TSRG than those available from unaffiliated third parties.

     It is TSRG's policy that any future material transactions between it and members of its management or their affiliates shall be on terms no less favorable than those available from unaffiliated third parties.

                    DESCRIPTION OF SECURITIES

Common Stock

     TSRG is authorized to issue 30,000,000 shares of Common Stock,
par value $.001 per share, of which     2,464,810     shares are
issued and outstanding (post-split as per the TSRG Stock Split) as
of the date hereof.     If all of the shares offered hereunder are
issued, the issued and outstanding shares would exceed the Company's authorized capitalization. Accordingly, TSRG is anticipating amending its Articles of Incorporation to increase its
authorized capitalization to accommodate this offering.      All
shares of TSRG Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the shareholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the TSRG Board out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of TSRG. Shareholders of TSRG have no preemptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable. Additional shares of TSRG Common Stock may be issued
without shareholder approval, except as that right     may be
limited by listing requirements in the event TSRG's shares again accepted for trading on The Nasdaq Stock Market or other recognized exchange.

TSRG Convertible Debentures

     In connection with the     abandoned     Merger, TSRG has
issued $4,625,400 face value of 8% Secured Convertible Debentures
Due March 31, 1999 (the "Debentures").     The Debentures are
secured by three producing fields, 73 square miles of 3-D seismic, and 30,900 acres of leases acquired in the GCRL transaction. Interest shall accrue upon the date of issuance until payment in full of the principal sum has been made or duly provided for. Holders of the Debentures shall have the option, at any time, until maturity, to convert the principal amount of their Debenture, or any portion of the principal amount which is at least $10,000, into shares of TSRG Common Stock at a conversion price for each share equal to the lower of (a) seventy percent (70%) of the market price of TSRG Common Stock averaged over the five trading days prior to the date of conversion, or (b) the market price on the issuance
date of the Debentures.     Although the date of maturity has
passed, Debenture holders still have the option to convert their
Debentures.      Any accrued and unpaid interest shall be payable,
at the option of TSRG, in cash or in shares of TSRG Common Stock valued at the then effective conversion price.

     Pursuant to the terms of the Debentures, TSRG has agreed to file a registration statement with the Commission to register the shares of TSRG Common Stock into which the Debentures may be converted. Upon effectiveness of the registration statement, the shares of TSRG Common Stock underlying the Debentures, when issued, will be deemed registered securities and will not be restricted as to the resale of such securities. If TSRG fails to file its registration statement within forty-five (45) days from the closing of the Debenture offering, TSRG may be obligated to increase by up to fifteen percent (15%) the number of shares issuable upon
conversion to each holder.     As of the date hereof, there has
been no increase in the number of shares to be issued upon conversion.

TSRG Redeemable Common Stock Purchase Warrants

     In December 1996, TSRG completed the public offering of 146,342 shares of TSRG Common Stock and 1,200,000 Redeemable Common Stock Purchase Warrants (the "Stock Purchase Warrants"). Each Stock Purchase Warrant is exercisable at any time into one share of TSRG Common Stock at the exercise price of $22.56 per share, as adjusted by the reverse stock split effected June 5, 1998, until the expiration date of December 17, 2002. The Stock Purchase Warrants are redeemable by TSRG at a price of $.10 per Stock Purchase Warrant, if the closing bid price of TSRG Common Stock on the Nasdaq SmallCap Market exceeds 140% of the public offering price (or $28.672 as adjusted for the one share for four shares reverse stock split) for the twenty (20) consecutive trading days preceding the notice of redemption. No Stock Purchase Warrant may be exercised unless at the time of exercise there is a current prospectus covering the shares of TSRG Common Stock issuable upon exercise of the Stock Purchase Warrants under an effective registration statement filed with the Commission, and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Stock Purchase Warrant.

                       PLAN OF DISTRIBUTION

     TSRG will receive none of the proceeds from the sale of Common Stock by the Selling Securityholders. Upon conversion of the remaining balance of Debentures, TSRG will have benefitted from the cessation of its indebtedness represented by the Debentures in the amount of $4,625,400. TSRG will bear all costs relating to the registration of the Common Stock, including legal and filing fees. Such costs are estimated by TSRG to be approximately $50,000.

     This Prospectus relates to         the offer and sale by
Selling Securityholders         of the Common Stock     following
     the conversion of Debentures by the Selling Securityholders. Selling Securityholders will be able to sell their Common Stock from time to time in any of several ways including, without limitation, one or more market transactions at the prevailing market prices and terms, in negotiated transactions, block sales or individual sales. Sales by Selling Securityholders will be without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. Selling Securityholders also may sell such shares of Common Stock from time to time as permissible under Rule 144 promulgated under the Securities Act.

     TSRG does not know for certain how or when Selling Securityholders will choose to make such sales. However, each Selling Securityholder must represent to TSRG that he or she currently has no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of the Common Stock. Each Selling Securityholder has further represented that no securities selected dealer agreement or similar agreement is intended to be used with respect to the offering and sale of the Common Stock. Also, as currently contemplated, any sale of Common Stock will take place in an ordinary brokerage transaction, without any placement or other agent and for normal and customary brokerage fees and/or commissions.

     This Prospectus also relates to the offer and sale of 1,000,000 shares of Common Stock directly by TSRG. TSRG has not entered into any underwriting agreement or other arrangement for the offer and sale of the 1,000,000 shares. It is anticipated that TSRG will offer these shares to the public at such time as the prevailing market conditions are considered favorable. There is no assurance that any of the 1,000,000 shares will be sold or that TSRG will realize any proceeds from the offering.

                     SELLING SECURITYHOLDERS

     On September 10, 1998, TSRG completed the offering of $4,625,400 face value 8% Secured Convertible Debentures Due March 31, 1999. Holders of the Debentures have the option, at any time, until maturity, to convert the principal amount of their Debenture, or any portion of the principal amount which is at least $10,000, into shares of TSRG Common Stock. The conversion price for each share shall be equal to the lower of (a) seventy percent (70%) of the market price of TSRG Common Stock averaged over the five trading days prior to the date of conversion, or (b) the market price on the issuance date of the Debentures. The Debenture offering was not registered under the Securities Act, and therefore the Debentures and underlying shares of Common Stock are deemed "restricted securities."

     As a provision of the offering of Debentures, TSRG agreed to file a registration statement with the Commission for the purpose of registering the shares of Common Stock into which the Debentures are convertible. This Prospectus, which is part of TSRG's registration statement, relates to the offer of Common Stock by the Selling Securityholders into the public market. All expenses associated with the sale of shares of Common Stock by the Selling Securityholders will be paid by the Selling Securityholders.

     Upon conversion of the Debentures into Common Stock and registration and resale of such Common Stock, Selling
Securityholders' shares will be free of the restrictions other than restrictions under the Securities Act with respect to persons who may be deemed to be affiliates of TSRG.

     The Selling Securityholders may sell their respective shares of Common Stock directly through broker-dealers acting as agents for them, or to broker-dealers who may purchase shares as principal and thereafter sell the shares from time to time in negotiated transactions or otherwise. Such broker-dealer, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions.

     The Selling Securityholders, broker-dealers and any other persons, if any, acting in connection with such sale of the shares of Common Stock, might be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commission received by them or discounts or concessions allowed to such persons, and any profits received on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     The securities covered by, this Prospectus with respect to the Selling Securityholders may in the future also be sold under Rule 144 instead of under this Prospectus. Rule 144 provides an exception from registration for the resale of securities by persons other than the issuer after the securities have been held by persons for at least one (1) year from original issuance, and such securities are sold in strict compliance with Rule 144 requirements and maximum number of shares requirements. TSRG will not receive any portion of the proceeds of the securities sold by the Selling Securityholders. There is no assurance that the Selling Securityholders will sell any or all or the securities offered hereby.

     The Selling Securityholders have been advised by TSRG that during the time each is engaged in distribution of the securities covered by this Prospectus, each must comply with Rule 10b-5 and Regulation M under the Exchange Act, and pursuant thereto: (i) each must not engage in any stabilization activity in connection with TSRG's securities; (ii) each must furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and
(iii) each must not bid for or purchase any securities of TSRG or attempt to induce any person to purchase any of TSRG's securities other than as permitted under the Exchange Act. Any Selling Securityholders who may be "affiliated purchasers" of TSRG as defined in Regulation M, have been further advised that pursuant to Securities Exchange Act Release 34-38067 (December 20, 1996), they must coordinate their sales under this Prospectus with each other and TSRG for purposes of Regulation M.

     It should be noted that three of the Debenture holders have converted a portion of their debentures into shares of TSRG common stock. Thus, $67,500 of the Debentures have been converted into 174,264 shares of the Company's common stock. Because these shares were not issued pursuant to a registration statement, they are deemed restricted securities as defined by the Act and certificates representing the shares bear an appropriate restrictive legend.


     The following table sets forth as of the date hereof, certain information regarding the beneficial ownership of TSRG's Common Stock, or the right to convert Debentures into Common Stock, by each Selling Securityholder. Except as otherwise noted, the persons shown in the table have sole voting and investment power with respect to the securities. These Selling Securityholders are presented together in this table for convenience of presentation only.

                                                                  Percent of
                                                                  Common Stock
                                  Dollar Amount   Number of           After
Name                         of Debenture Owned  Common Shares(1)  Offering(2)
Robin J. & Bernadine F.
  Abel Trust . . . . . . . . . . .  $  20,000      129,871            (3)
Arab Commerce Bank . . . . . . . .    100,000      649,351         1.9%
   Balmour Funds(4). . . . . . . .    350,000    2,330,448         6.9%
CA Opportunidad S.A. . . . . . . .    100,000      649,351         1.9%
Salvatore R. Cerruto . . . . . . .     15,000       97,403            (3)
Chesterfield Capital
  Resources. . . . . . . . . . . .    500,000    3,246,754         9.6%
Cile Investment Ltd. . . . . . . .     60,000      389,611         1.2%
Congregation Beth Mordecai            100,000      649,351         1.9%
James F. Cool. . . . . . . . . . .    150,000      974,026         2.9%
Dayan International Corp.              50,000      324,676            (3)
George DeMakos . . . . . . . . . .      7,000       45,455            (3)
Charles D. Devine, MD. . . . . . .     40,000      259,741            (3)
Jimmy Dean Dowda . . . . . . . . .     25,000      162,338            (3)
Edwards Capital. . . . . . . . . .     24,000      155,845            (3)
Emil Investments Ltd.. . . . . . .    200,000        1,298,702     3.9%
Steve Guarino. . . . . . . . . . .     25,000      162,338            (3)
Robert D. Hall . . . . . . . . . .     20,000      129,871            (3)
Bob A. Havemeister . . . . . . . .     30,000      194,806            (3)
Hyett Capital. . . . . . . . . . .     20,000      129,871            (3)
Fern Kohn. . . . . . . . . . . . .     50,000      324,676            (3)
David Lair & Barbara
  Frazier. . . . . . . . . . . . .     10,000       64,936            (3)
Lampton, Inc.. . . . . . . . . . .    150,000      974,026         2.9%
Jon Lane . . . . . . . . . . . . .     50,000      324,676            (3)
   Fred Lenz(5). . . . . . . . . .     17,500      172,461            (3)
Michael M. Louis . . . . . . . . .     25,000      162,338            (3)
James S. Lumberry. . . . . . . . .     20,000      129,871            (3)
Dave Mallen. . . . . . . . . . . .     20,000      129,871            (3)
Douglas Nagel. . . . . . . . . . .    400,000    2,597,403         7.7%
Nostradamus S.A. . . . . . . . . .    200,000    1,298,702         3.9%
Olympus Capital, Inc.. . . . . . .    145,000      941,559         2.8%
Paril Holding. . . . . . . . . . .    200,000    1,298,702         3.9%
Phoenix Capital. . . . . . . . . .     50,000      324,676            (3)
Roland Outar . . . . . . . . . . .     10,000       64,936            (3)
   Austost Anstalt Schaan(6) . . .    350,000    2,330,448          6.9%
Barry Seidman. . . . . . . . . . .    500,000    3,246,754          9.6%
James Skaldo . . . . . . . . . . .    144,500      938,312         2.8%
South County Investors . . . . . .     60,000      386,611            (3)
Soverign Capital . . . . . . . . .     20,000      129,871            (3)
Roger Tichenor . . . . . . . . . .     18,900      122,728            (3)
Dominick Vicari. . . . . . . . . .     25,000      162,338            (3)
Roberto Veitia . . . . . . . . . .     66,000      428,572         1.3%
Visual Company . . . . . . . . . .    100,000      649,351         1.9%
Ronnie Williams Jr.. . . . . . . .     15,000       97,403            (3)
Ronnie Williams Sr.. . . . . . . .     50,000      324,676            (3)
Fred Zaytoun . . . . . . . . . . .     25,000      162,338            (3)
          Totals(8)               $ 4,625,400   29,768,044    (7)


(1)  Based on conversion of Debentures at    $.154     per share
     which is     equal to 70% of an estimated market price of $.22
     per share, which is lower than the price as of the close on
     June 18, 1999.
(2)  Computations of percentages     based on conversion of all
     Debentures, but      does not include         shares issuable
     upon exercise of various warrants and stock options held by certain individuals at various prices, additional shares of Common Stock that may be issued upon conversion of certain other convertible securities that are either presently outstanding or may be issued in the future, but does include the additional 1,000,000 shares offered by TSRG which are the subject of this Prospectus. See "Description of Securities", and "Risk Factors - Dilution."
(3)  Percentage is less than 1%.

(4) Includes 57,720 shares previously converted for $25,000 of Debenture.
(5) Includes 58,824 shares previously converted for $17,500 of Debenture.
(6) Includes 57,720 shares previously converted for $25,000 of Debenture.
(7) Does not include shares issued in rounding-up fractional shares, but does include shares previously issued upon partial conversion of Debentures at higher market prices by three Debenture holders.
(8) Adjusted to reflect the prior conversion of $67,500 of Debentures.

                 SHARES ELIGIBLE FOR FUTURE SALES

            As of the date hereof,     approximately 1,730,094
shares of TSRG Common Stock held by TSRG's current shareholders, including executive officers, directors and principal
shareholders,     constitute "restricted securities" within the
meaning of Rule 144 under the Securities Act and may be sold only pursuant to an effective registration statement under the Securities Act or an applicable exemption, including an exemption under Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with Rule
144) who has beneficially owned "restricted securities" (defined generally as shares acquired from the issuer or an affiliate in a non-public transaction) for at least one year, as well as any person who purchases unrestricted shares in the open market who may be deemed an "affiliate" of the issuer, is entitled to sell, within any three-month period, a number of shares of TSRG Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares, or (ii) the average weekly trading volume in the shares during the four calendar weeks preceding each such sale. A person who is not deemed to be an "affiliate" of TSRG and has not been an affiliate for at least three months, and who has held restricted shares for at least two years would be entitled to sell such shares without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales of substantial amounts of restricted shares, or the perception that such sales may occur, could adversely affect prevailing market prices for TSRG Common Stock.

     Presently, approximately 833,185 shares of the restricted Common Stock are eligible to be sold under Rule 144 of the Securities Act, subject to the volume and other restrictions of Rule 144. The balance of 896,906 shares of the restricted securities are not currently eligible for sale under Rule 144, although all of the 896,906 shares will be eligible for sale under Rule 144 commencing within approximately three months from the date
hereof.      Also, shares issued upon conversion of the Debentures
and subject to an effective registration statement will immediately be tradeable in the public market, unless held by an affiliate of
TSRG.     Based on conversion of Debentures at $.154 per share
which is equal to 70% of an estimated market price of $.22 per
share, approximately 30,040,000     additional shares may be issued
upon the conversion of the         Debentures.  If the price of
TSRG Common Stock declines, additional shares may be issued upon
the conversion of the         Debentures.  It must be emphasized
that holders of the Debentures are entitled to convert their holdings into TSRG Common Stock at a conversion price for each share equal to the lower of 70% of the market price of TSRG Common Stock averaged over the five trading days prior to the date of conversion, or the market price on the issuance date of the Debentures. Thus, upon conversion from the Debentures, holders of TSRG Common Stock will have an acquisition price at a discount from the prevailing market price and could immediately sell their shares at a profit.

     TSRG further intends to offer up to 1,000,000 shares of Common Stock subject to this Prospectus at a future time at the discretion of the TSRG Board. These shares, if offered and sold pursuant to an effective registration statement, will immediately be available for trading in the public market.

     There can be no predictions of the effect, if any, that sales of TSRG Common Stock under Rule 144, the issuance of shares upon conversion of the Debentures, or the offering of additional TSRG Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of TSRG Common Stock pursuant to Rule 144 or of shares acquired upon conversion of Debentures could subsequently adversely affect the market price of TSRG Common Stock.

     The transfer agent and registrar for TSRG Common Stock is Interstate Transfer Company, 874 East 5900 South, Suite 101, Salt
Lake City, Utah 84107.

                          LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of TSRG Common Stock to be issued in the Merger will be passed upon by Leonard E. Neilson, Attorney at Law. Mr. Neilson is the
beneficial owner of    17,000     shares of TSRG Common Stock.



                             EXPERTS

     The financial statements and schedule of TSRG for the years
ended December 31,    1998 and 1997     included in this Prospectus
and in the Registration Statement, have been audited by Jones, Jensen and Company, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said
reports.     Financial statements for the period ended March 31,
1999 included herewith have not been audited and were prepared by TSRG.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN
                        INDEMNIFICATION

     The Nevada Revised Statues provide for indemnification by a corporation of costs incurred by directors, employees and agents in connection with an action, suit or proceeding brought by reason of their position as a director, employee or agent. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation.

     TSRG's Articles of Incorporation obligate TSRG to indemnify its directors and officers to the fullest extent permitted under Nevada law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling TSRG pursuant to the foregoing provisions, TSRG has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


















                        TRANS ENERGY, INC.
                         AND SUBSIDIARIES

                CONSOLIDATED FINANCIAL STATEMENTS

                    December 31, 1998 and 1997








                   INDEPENDENT AUDITORS' REPORT


Board of Directors
Trans Energy, Inc. and Subsidiaries
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheet of Trans Energy, Inc. and Subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trans Energy, Inc. and Subsidiaries as of December 31, 1998 and the consolidated results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has generated significant losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Jones, Jensen & Company
Salt Lake City, Utah
February 24, 1999

               TRANS ENERGY, INC. AND SUBSIDIARIES
                    Consolidated Balance Sheet


                              ASSETS

                                                               December 31,
                                                                  1998

CURRENT ASSETS

  Cash                                                      $        -
  Accounts receivable                                             249,528
  Prepaid and other current assets                                  1,508

     Total Current Assets                                         251,036

PROPERTY AND EQUIPMENT (Note 2)

  Vehicles                                                         94,589
  Machinery and equipment                                          10,092
  Pipelines                                                     2,254,908
  Well equipment                                                  253,429
  Wells                                                         7,337,682
  Leasehold acreage                                               541,625
  Accumulated depreciation                                     (1,777,079)

     Total Fixed Assets                                         8,715,246

OTHER ASSETS

  Prepaid closing costs (Note 1)                                  675,443
  Prepaid advertising (Note 1)                                    687,173
  Related party receivables (Note 4)                               21,231
  Loan acquisition costs                                            3,509

     Total Other Assets                                         1,387,356

     TOTAL ASSETS                                            $ 10,353,638


               TRANS ENERGY, INC. AND SUBSIDIARIES
              Consolidated Balance Sheet (Continued)


               LIABILITIES AND STOCKHOLDERS' EQUITY

                                                               December 31,
                                                                 1998
CURRENT LIABILITIES

 Cash overdraft                                             $       5,013
 Accounts payable - trade                                       1,029,461
 Accrued expenses                                                 566,469
 Salaries payable                                                 225,798
 Notes payable - current portion (Note 3)                         990,427
 Debentures payable (Note 11)                                   4,246,744

  Total Current Liabilities                                     7,063,912

NET LIABILITIES IN EXCESS OF THE ASSETS OF
 DISCONTINUED OPERATIONS (Note 9)                                 104,911

LONG-TERM LIABILITIES

 Notes payable (Note 3)                                           863,109

  Total Long-Term Liabilities                                     863,109

  Total Liabilities                                             8,031,932

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY (Note 6)

 Common stock; 30,000,000 shares authorized at $0.001 par value;
  2,174,817 shares issued and outstanding                           2,174
 Capital in excess of par value                                14,642,893
 Accumulated deficit                                          (12,323,361)

  Total Stockholders' Equity                                    2,321,706

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $  10,353,638




               TRANS ENERGY, INC. AND SUBSIDIARIES
              Consolidated Statements of Operations


                                                       For the Years Ended
                                                           December 31,
                                                       1998           1997

OIL AND GAS SALES                                 $  1,230,916   $  1,115,037

COSTS AND EXPENSES

  Cost of oil and gas                                  797,504        748,757
  Salaries and wages                                   331,514        203,940
  Depreciation, depletion and amortization           3,031,132        325,206
  Selling, general and administrative                  584,191      1,453,954

     Total Costs and Expenses                        4,744,341      2,731,857

LOSS FROM OPERATIONS                                (3,513,425)    (1,616,820)

OTHER INCOME (EXPENSE)

  Other income                                             563         10,229
  Interest expense                                    (424,520)      (281,867)
  Gain on disposition of assets                        150,860          1,500
  Bad debt expense                                        -          (100,000)

     Total Other Income (Expense)                     (273,097)      (370,138)

LOSS FROM OPERATIONS BEFORE NET GAIN (LOSS)
 FROM DISCONTINUED OPERATIONS AND INCOME TAXES      (3,786,522)
(1,986,958)

NET GAIN (LOSS) FROM DISCONTINUED OPERATIONS
 (Note 9)                                              203,322        (42,492)

INCOME TAXES (Note 1)                                     -              -

NET LOSS                                          $ (3,583,200)  $ (2,029,450)


               TRANS ENERGY, INC. AND SUBSIDIARIES
        Consolidated Statements of Operations (Continued)


                                                         For the Years Ended
                                                             December 31,
                                                         1998           1997

BASIC LOSS PER SHARE

  Continuing operations                           $      (2.07)  $      (0.44)
  Discontinued operations                                 0.11            -

                                                  $      (1.96)  $      (0.44)
FULLY DILUTED LOSS PER SHARE

  Continuing operations                           $      (2.07)  $      (0.44)
  Discontinued operations                                 0.11            -

                                                  $      (1.96)  $      (0.44)





                TRANS ENERGY, INC. AND SUBSIDIARIES
          Consolidated Statements of Stockholders' Equity


                                                      Capital in
                                     Common Shares     Excess of    Accumulated
                                    Shares   Amount    Par Value      Deficit

Balance, December 31, 1996         956,015  $   956  $  8,929,501  $ (6,710,711)

Common stock issued for services
 at $1.41 per share                  87,500      87       492,100          -

Common stock issued for cash
 at $0.96 per share                 372,293     372     1,429,628          -

Contribution of capital by
 shareholders                          -       -           49,998          -

Common stock offering costs            -       -         (150,000)         -

Net loss for the year ended
 December 31, 1997                     -       -             -       (2,029,450)

Balance, December 31, 1997        1,415,808   1,415    10,751,227    (8,740,161)

Contribution of capital by
 shareholders                          -       -          208,210          -

Common stock issued for services
 at $1.45 per share                 248,812     249       360,501          -

Common stock issued for debt
 conversion at $1.65 per share       36,364      36        59,964          -

Common stock issued for prepaid
 closing fees at $3.27 per share    473,833     474     1,548,427          -

Contributed capital from discount on
 debentures                            -       -        1,714,564          -

Net loss for the year ended
 December 31, 1998                     -       -             -       (3,583,200)

Balance, December 31, 1998        2,174,817 $ 2,174  $ 14,642,893  $(12,323,361)


                  TRANS ENERGY, INC. AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows


                                                        For the Years Ended
                                                            December 31,
                                                        1998            1997
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                         $ (3,583,200)   $ (2,029,450)
  Adjustments to Reconcile Net Loss to Cash
   Provided by Operating Activities:
    Depreciation and depletion                        3,031,132         325,206
    Minority interest                                      -            250,000
    (Gain) loss on disposition of assets               (150,860)         (1,500)
    Bad debt expense                                       -            100,000
    Common stock issued for services                    360,750         492,837
    (Gain) loss on discontinued operations             (203,322)       (477,896)
  Changes in Operating Assets and Liabilities:
    Decrease (increase) in accounts receivable          (74,368)        (39,404)
    Decrease (increase) in prepaid and other
     current assets                                  (1,538,124)         58,160
    Decrease (increase) in related party receivables    (21,231)           -
    Increase (decrease) in accounts payable and
     accrued expenses                                   648,138         721,716

       Cash Provided (Used) by Operating Activities  (1,531,085)       (600,331)

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from sale of property and equipment          309,129            -
  Expenditures for property and equipment            (3,902,098)       (918,685)

       Cash Provided (Used) by Investing Activities  (3,592,969)       (918,685)

CASH FLOWS FROM FINANCING ACTIVITIES:

  Principal payments on related party advances             -           (605,190)
  Proceeds from sale of common stock                       -          1,429,350
  Principal payments on notes payable                  (625,070)       (211,109)
  Proceeds from notes payable                           937,844         610,000
  Proceeds from debentures                            4,625,400            -

      Cash Provided (Used) by Financing Activities  $ 4,938,173     $ 1,223,051


                  TRANS ENERGY, INC. AND SUBSIDIARIES
           Consolidated Statements of Cash Flows (Continued)


                                                         For the Years Ended
                                                             December 31,
                                                         1998           1997

NET INCREASE (DECREASE) IN CASH                     $  (185,881)    $  (295,965)

CASH AND CASH EQUIVALENTS,  BEGINNING OF YEAR           185,881         481,846

CASH AND CASH EQUIVALENTS,  END OF YEAR             $      -        $   185,881

CASH PAID FOR:

  Interest                                          $   120,049     $   279,525
  Income taxes                                      $      -        $      -

NON-CASH FINANCING ACTIVITIES:

  Common stock issued for services                  $   360,750     $   492,837
  Shareholder loans contributed to capital          $      -        $   49,998
  Contribution of shareholder salaries              $   208,210     $     -


                   TRANS ENERGY, INC. AND SUBSIDIARIES
             Notes to the Consolidated Financial Statements
                        December 31, 1998 and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       a. Organization

       The Company was originally incorporated in the State of Idaho on January 16, 1964. On January 11, 1988, the Company changed its name to Apple Corporation. In 1988, the Company acquired oil and gas leases and other assets from Ben's Run Oil Company (a Virginia limited partnership) and has since engaged in the business of oil and gas production.

       On November 5, 1993, the Board of Directors caused to be incorporated in the State of Nevada, a new corporation by the name of Trans Energy, Inc., with the specific intent of effecting a merger between Trans Energy, Inc. of Nevada and Apple Corp. of Idaho, for the sole purpose of changing the domicile of the Company to the State of Nevada. On November 15, 1993, Apple Corp. and the newly formed Trans Energy, Inc. executed a merger agreement whereby the shareholders of Apple Corp. exchanged all of their issued and outstanding shares of common stock for an equal number of shares of Trans Energy, Inc. common stock. Trans Energy, Inc. was the surviving corporation and Apple Corp. was dissolved.

       On August 7, 1995, the Company purchased 80 percent of the issued and outstanding stock of Vulcan Energy Corporation (Vulcan), a Texas corporation, for $1,100,000 including the assumption of $300,000 in debt for a customer of Vulcan. Vulcan was located in the State of Texas and was engaged in the oil gathering and marketing business. In March 1997, the Company decided to cease the operations of Vulcan. Accordingly, the results of operations along with the net liabilities of Vulcan have been reflected as discontinued operations in the accompanying consolidated financial statements. See Note 9 for further discussion.

       b. Accounting Method

       The Company's consolidated financial statements are prepared using the accrual method of accounting. The successful efforts method of accounting is used for oil and gas exploration and production activities which states that total net capitalized costs, as a minimum test, may not exceed future undiscounted net cash flows. In any period that total net capitalized costs exceed future undiscounted net cash flows, the excess will be charged to current operations. The Company has elected a calendar year end.

       c. Basic Loss per Share of Common Stock

       The basic loss per share of common stock is based on the weighted average number of shares issued and outstanding at the date of the consolidated financial statements. Fully diluted loss per share of common stock as disclosed in the accompanying consolidated statements of operations includes all common stock equivalents.

       All references to shares have been retroactively restated to reflect a 1-for-4 reverse stock split.


               TRANS ENERGY, INC. AND SUBSIDIARIES
         Notes to the Consolidated Financial Statements
                   December 31, 1998 and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       d. Provision for Taxes

       At December 31, 1998, the Company had net operating loss carryforwards of approximately $12,320,000 that may be offset against future taxable income through 2013. No tax benefit of the loss carryforward has been reported in the consolidated financial statements, because the potential tax benefits of the net operating loss carryforwards is offset by a valuation allowance of the same amount.

       e. Cash Equivalents

       The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

       f. Principles of Consolidation

       The consolidated financial statements include the Company and its wholly owned subsidiary, Ritchie County Gathering Systems, Inc., its 65% owned subsidiary, Tyler Construction Company, Inc. All significant intercompany accounts and transactions have been eliminated.

       g. Presentation

       Certain 1997 balances have been reclassified to conform to the presentation of the 1998 consolidated financial statements.

       h. Depreciation

       Fixed assets are stated at cost. Depreciation on vehicles, machinery and equipment and is provided using the straight line method over expected useful lives of five years. Depreciation on pipelines and well equipment is provided using the straight-line method over the expected useful lives of fifteen years. Wells are being depreciated using the units-of-production method on the basis of total estimated units of proved reserves.

       i. Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


               TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                    December 31, 1998 and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       j.  Prepaid Closing Costs

       Prepaid closing costs consisted of the following at December 31, 1998:

                 473,833 shares issued, valued at $3.27 per share   $ 1,548,901
                 Debentures issued for no cash consideration            195,400
                 Costs paid at the closing of the debenture financing   281,009
                      Less accumulated amortization                  (1,349,867)

                      Net Prepaid Closing Costs                     $   675,443

       The prepaid closing costs are associated with the debentures which were issued in 1998 (Note 11) and are being amortized over a 1 year life.

       The remaining balance of $675,443 will be amortized in the first quarter of 1999. Amortization expense for the year ended December 31, 1998 was $1,349,867.

       k.  Prepaid Advertising

       Prepaid advertising consisted of the following at December 31, 1998:

                 Costs paid out of the debenture closing            $ 1,062,628
                      Less accumulated amortization                    (374,455)

                      Net Prepaid Advertising                       $   687,173

       These advertising costs are amortized over the term of the contract which expires May 15, 2000 and are associated with preparing Company press releases and providing them to the public in various publications and trade journals. Amortization expense for the year ended December 31, 1998 was $374,455.

       l.  Change in Accounting Principle

       The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" during the year ended December 31, 1998. In accordance with SFAS No. 128, diluted earnings per share must be calculated when an entity has convertible securities, warrants, options, and other securities that represent potential common shares. The purpose of calculating diluted earnings (loss) per share is to show (on a pro forma basis) per share earnings or losses assuming the exercise or conversion of all securities that are exercisable or convertible into common stock and that would either dilute or note affect basis EPS. As permitted by SFAS No. 128, the Company has retroactively applied the provisions of this new standard by showing the fully diluted loss per common share for all years presented.

       The Company adopted Statement of Financial Accounting Standards "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which requires the Company to determine compensation costs for the Company's stock option plans and other stock awards in accordance with the fair value based method prescribed in SFAS No. 123. The adaption of SFAS 123 had no material effect on the Company's financial statements.


              TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                    December 31, 1998 and 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       The Company also adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" during the year ended December 31, 1998. SFAS No. 130 established standards for reporting and display of comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has retroactively applied the provisions of this new standard by showing the other comprehensive income (loss) for all years presented.

       m.  Long Lived Assets

       All long lived assets are evaluated yearly for impairment per SFAS 121. Any impairment in value is recognized as an expense in the period when the impairment occurs.

NOTE 2 - PROPERTY AND EQUIPMENT

       The Company acquired oil and gas leases from Ben's Run Oil Company (a Virginia limited partnership) in 1988 along with other assets and liabilities in exchange for shares of the Company's common stock. The assets were recorded at predecessor cost since the former owners of Ben's Run Oil Company became the controlling shareholders of the Company. The assets acquired had been fully amortized or depreciated. Therefore, they were recorded at a cost of $0.

       In January of 1989 the Company acquired interests in oil and gas producing properties from Black Petroleum Corporation (Black). In exchange for the interests acquired, the Company paid $100,000 cash, 160,790 shares of common stock and assumed certain liabilities of Black. The value of the stock issued was based on the estimated fair market value of the properties acquired less cash paid and liabilities assumed. The purchase price for oil and gas properties totaled $2,015,109.

       On November 15, 1994, the Company acquired six oil and gas wells at a cost of $1,082,222 and other equipment totaling $8,710 in exchange for shares of the Company's common stock. All assets were recorded at their market value (which was approximately the same as book value) at the time of acquisition based on the purchase method of accounting.

       Based upon the reserve estimates, depletion and depreciation on these properties and the related equipment is computed under the units-of-production method as required by generally accepted accounting principles. In 1994 and 1993, the Company refurbished a number of wells. In 1995, the Company obtained a reserve study which showed that the oil and gas reserves are higher than originally reported because the fix-up work allowed the producing wells to produce greater quantities and put some non-productive wells into production. In 1998, the Company obtained an updated reserve report following the sale of 10 wells in West Virginia.


              TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                    December 31, 1998 and 1997

NOTE 3 - LONG-TERM DEBT

       The Company had the following debt obligations at December 31, 1998:

  Calhoun County Bank, secured by oil and gas well interests, payable in monthly installments of $1,859 including interest at variable rates, (lender's base rate of 9.00% as of December 31,
   1998), matures April 12, 1999.                                    $    5,367

  Calhoun County Bank, secured by oil and gas well interests, payable in monthly installments of $269 including interest at variable rates, (lender's base rate of 9.00% as of December 31, 1998), matures
   April 12, 1999.                                                        1,095

  Calhoun County Bank, secured by oil and gas well  interests, payable in monthly installments of $1,300 including interest at variable rates, (lender's base rate of 9.00% as of December 31, 1998), matures
   April 12, 1999.                                                        7,675

  New York Life, secured by cash value in policy, interest payable
   annually at 7.25% interest rate.                                      24,111

  First National Bank of St. Marys, $9,244 payable monthly, 12.5%
   interest rate, secured by equipment.                                 587,218

    Union Bank of Tyler County, interest at 11.5% due quarterly,
   renewable, due on demand, secured by equipment.                       19,756

  Union Bank of Tyler County, principal and interest due on March 14,
   1999, interest rate of 14%, secured by vehicle.                       31,122

  Bank of Paden City, interest payable quarterly, prime +2%, due
   on demand, secured by officers personal assets.                      303,193

  Note payable to an individual, due on demand, bearing interest at
   9.75%, unsecured.                                                    292,078

  Bank of Paden City, secured by vehicles, various maturity dates,
   principal and interest due monthly at 9.25% to 10.25%.                17,100

  Note due to a private individual, due November 7, 1996 with interest
   at 20%, unsecured.                                                   135,460

  Note due to an individual, due August 1999 with interest at 7.50%, requiring monthly payments of $3,000, secured by personal guarantee
   of officer.                                                          259,859

  Note payable to RR Donnelley, payments of $3,244 of
   principal and interest at 10.4% due monthly, unsecured.              114,573

  Balance forward                                                   $ 1,798,597


              TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                    December 31, 1998 and 1997

NOTE 3 - LONG-TERM DEBT

  Balance forward                                                   $ 1,798,597

  Note due to an individual, due on demand with interest at 7.00%,
  unsecured.                                                             54,929

       Total                                                          1,853,536

       Less Current Portion                                            (990,427)

       Total Long-Term Debt                                         $   863,109

    Future maturities of long-term debt are as follows:

           1999                                                     $   990,427
           2000                                                         316,582
           2001                                                          91,697
           2002                                                          81,257
           2003                                                          70,346
           2004 and thereafter                                          303,227

              Total                                                 $ 1,853,536

NOTE 4 - RELATED PARTY TRANSACTIONS

  a. Marketing Agreement - Sancho

  Natural gas delivered through the Company's pipeline network is sold either to Sancho Oil and Gas Corporation ("Sancho"), a company owned by the President of the Company, at the industrial facilities near Sistersville, West Virginia, or to Hope, a local utility, on a year long basis ending January 31, 1999 at a variable price per month per Mcf. Under its contract with Sancho, the Company has the right to sell natural gas subject to the terms and conditions of a 20-year contract, as amended, that Sancho entered into with Hope in 1988. This agreement is a flexible volume supply agreement whereby the Company receives the full price which Sancho charges the end user less a $0.05 per Mcf marketing fee paid to Sancho.

  b.  Capital Contributions

  During 1998, officers of the Company contributed $208,210 of their accrued salaries to additional paid-in capital.

  c.  Receivables

  The Company has various receivables from and payables to the officers and companies of the officers. These amounts have been grouped together with a net receivable of $21,231. These receivables and payables are non-interest bearing, due on demand and unsecured.


               TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                    December 31, 1998 and 1997

NOTE 5 - ECONOMIC DEPENDENCE AND MAJOR CUSTOMERS

  The Company's marketing arrangement with Sancho accounted for approximately 47% of the Company's revenue for the year ended December 31, 1998. This marketing agreement is in effect until December 1, 2003. Another customer also generated sales in excess of 10% of the Company's total sales. Sales to this customer made up approximately 49% of net revenues in 1998.

NOTE 6 - STOCKHOLDERS' EQUITY

  In 1998, the Company issued 248,812 shares of common stock for $360,750 of services. The Company also issued 36,364 shares of common stock to reimburse a party for $60,000 which was advanced to the Company. The Company issued 473,833 shares of common stock for prepaid closing fees related to the issuance of the convertible debentures (Note
  11). In 1998, officers of the Company contributed accrued salaries of $208,210 to the Company.

  In 1997, the Company completed the sale of 8% cumulative convertible debentures due March 25, 2000, netting cash proceeds to the Company of $1,430,000. The terms of the convertible debentures enable the holder to convert the debentures into common stock of the Company at any time after 45 days at a price based on a percentage of the quoted market price depending on when the debentures are converted. The debentures were converted to 1,489,172 shares of common stock in 1997.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

  Several vendors of Vulcan Energy, Inc., the discontinued operation, have filed legal action against Vulcan Energy, Inc. and the Company alleging breach of contract and non-payment of outstanding obligations. Those vendors are also seeking other damages and assessments. The Company has included in the net liabilities of the discontinued operations of Vulcan Energy, Inc., amounts which they believe are owing to those vendors. These actions are still in the discovery stage and the Company is attempting to negotiate settlements with those vendors. The Company believes that the amounts accrued in the accompanying consolidated financial statements are adequate to satisfy these claims.

  A former officer of Vulcan Energy, Inc. has filed suit against the Company, its officers and directors and Vulcan Energy, Inc., asserting a claim against these parties based upon a breach of contract and fraud in connection with his employment with Vulcan Energy, Inc.. The parties to this action have filed a response vigorously contesting the allegations and have filed a countersuit to this action. Management believes that the Company and the ultimate outcome of these actions and their possible effects on the consolidated financial statements will not be material.

  The Company pays $1,400 per month for leased office space which is on a month-to-month basis.



              TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                    December 31, 1998 and 1997

NOTE 8 - GOING CONCERN

  The Company's consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative operating losses through December 31, 1998, and has a working capital deficit at December 31, 1998. Revenues have not been sufficient to cover its operating costs and to allow it to continue as a going concern. The potential proceeds from the sale of common stock, other contemplated debt and equity financing, and increases in operating revenues from new development would enable the Company to continue as a going concern. (See also Notes 10 and 11)

NOTE 9 - VULCAN ENERGY, INC. - DISCONTINUED OPERATIONS

  In March 1997, the Board of Directors of the Company decided to discontinue the operations of Vulcan Energy, Inc. (Vulcan), its 80% owned subsidiary. The following is a summary of income (loss) from operations of Vulcan Energy, Inc.

                                                     1998        1997

  OIL AND GAS SALES                             $     -       $    -
  COST OF SALES                                       -            -

  OPERATING EXPENSES                                  -            -

    General and administrative                        -         (42,492)

       Total Operating Expenses                       -         (42,492)

  Loss from discontinued operations                   -         (42,492)

  Gain on release of debt                          203,322         -

  Net Gain (Loss) from Discontinued Operations  $  203,322    $ (42,492)

  The Company retains no assets which were attributable to Vulcan. No income tax benefit has been attributed to the gain (loss) from discontinued operations.

  Net liabilities in excess of assets totaling $104,911 have been reflected separately in the accompanying consolidated balance sheet as of December 31, 1998.

NOTE 10 - JOINT VENTURE

  The Company entered into a joint venture with Natural Gas
  Technologies, Inc. (NGT) to form Sundance Producers, LLC.
  This joint venture was engaged in oil and gas production activities in Wyoming. The joint venture drilled a dry hole and has been discontinued.


              TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                    December 31, 1998 and 1997

NOTE 11 - CONVERTIBLE DEBENTURES

  The Company has issued $4,625,400 face value of 8% Secured Convertible Debentures due March 31, 1999 (the "Debentures") Interest shall accrue upon the date of issuance until payment in full of the principal sum has been made or duly provided for. Holders of the Debentures shall have the option, at any time, until maturity, to convert the principal amount of their Debenture, or any portion of the principal amount which is at least $10,000 into shares of the Company's Common Stock at a conversion price for each share equal to the lower of (a) seventy percent (70%) of the market price of the Company's Common Stock averaged over the five trading days prior to the date of conversion, or (b) the market price on the issuance date of the Debentures. Any accrued and unpaid interest shall be payable, at the option of the Company, in cash or in shares of the Company's Common Stock valued at the then effective conversion price.

  Pursuant to the terms of the Debentures, the Company has agreed to file a registration statement with the Commission to register the shares of the Company's Common Stock into which the Debentures may be converted. Upon effectiveness of the registration statement, the shares of the Company's Common Stock underlying the Debentures, when issued, will be deemed registered securities and will not be restricted as to the resale of such securities. If the Company fails to file its registration statement within forty-five (45) days from the closing of the Debenture offering, the Company may be obligated to increase by up to fifteen percent (15%) the number of shares issuable upon conversion to each holder.

  The Company has accrued a discount on the Debentures of $1,714,564 to compensate for the seventy percent (70%) bid conversion from and for a five percent (5%) penalty discount on the conversion of the Debentures and contributed this amount to additional paid-in capital. The Company amortized $1,143,043 of the discount to interest expense. The balance of $571,521 will be recorded as interest expense in the first quarter of 1999.

  If the convertible debentures were converted at December 31
  1998, the Company would have been obligated to issue up to 15,858,515 shares of common stock.

NOTE 12 - YEAR 2000

  Year 2000 issues may arise if computer programs have been written using two digits (rather than four) to define the applicable year. In such case, programs that have time-sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

  The Company has completed its assessment of the Year 2000 issue and believes that any costs of addressing the issue will not have a material adverse impact on the Company's financial position. The Company believes that its existing computer systems and software will not need to be upgraded to mitigate the Year 2000 issues. The Company has not incurred any costs associated with its assessment of the Year 2000 problem. In the event that Year 2000 issues impact the Company's accounting operations and other operations aided by its computer system, the Company believes, as part of a contingency plan, that it has adequate personnel to perform those functions manually until such time that any Year 2000 issues are resolved.

  The Company believes that third parties with whom it has material relationships will not materially be affected by the Year 2000 issues as those third parties are relatively small entities which do not rely heavily on information technology ("IT") systems and non-IT systems for their operations. However, if the Company and third parties upon which it relies are unable to address any Year 2000 issues in a timely manner, it could result in a material financial risk to the Company, including loss of revenue and substantial unanticipated costs. Accordingly, the Company plans to devote all resources required to resolve any significant Year 2000 issues in a timely manner.


              TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                    December 31, 1998 and 1997

NOTE 13 - GCRL ENERGY LTD. ACQUISITION

  On April 1, 1998, the Company purchased the GCRL Energy Ltd. Powder River Basin properties, located in Campbell and Crook Counties, Wyoming. The properties consist of three producing fields named Pinion, Sagebrush and Sandbar, undeveloped acreage consisting of approximately 30,600 gross and 23,923 net acres and seventy-three miles of 3-D seismic covering approximately 30 undrilled leads and prospects on the undeveloped acreage.

  Consolidated proforma combined statements of operations for the year ended December 31, 1997 are presented as follows:

                                     Trans Energy     GCRL         Combined

  Oil and gas sales                  $ 1,115,037   $ 756,178    $  1,871,215

  Costs and expenses                   2,731,857      99,069       2,830,926

  Income (loss) from continuing
   operations                         (1,616,820)    657,109        (959,711)

  Other income (expense)                (370,138)       -           (370,138)

  Loss from discontinued
   operations                            (42,492)       -            (42,492)

  Net Income (Loss)                  $(2,029,450)  $ 657,109    $ (1,372,341)

  Net Income (Loss) Per Share        $     (0.44)  $    0.14    $      (0.30)




              TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
                     December 31, 1998 and 1997

S.F.A.S. 69  SUPPLEMENTAL DISCLOSURES


    (1)            Capitalized Costs Relating to
                  Oil and Gas Producing Activities
                                                           December 31,
                                                       1998           1997

    Proved oil and gas producing properties
     and related lease and well equipment         $  4,206,155    $ 2,696,511
    Unproved oil and gas properties                  3,347,825      1,425,800
    Accumulated depreciation and depletion            (527,140)      (433,799)

    Net Capitalized Costs                         $  7,026,840    $ 3,688,512


    (2)       Costs Incurred in Oil and Gas Property
       Acquisition, Exploration, and Development Activities


                                                        For the Years Ended
                                                            December 31,
                                                        1998           1997
    Acquisition of Properties
       Proved                                      $ 3,478,571    $    65,000
       Unproved                                         81,492        573,479
    Exploration Costs                                     -           164,900
    Development Costs                                  283,129        280,206


   The Company does not have any investments accounted for by the equity method.

    (3)              Results of Operations for
                        Producing Activities

                                                        For the Year Ended
                                                            December 31,
                                                        1998           1997

    Sales                                          $   589,705     $  390,922

    Production costs                                  (187,943)      (128,190)
    Depreciation and depletion                         (27,258)       (25,865)

    Results of operations for producing activities
     (excluding corporate overhead and
      interest costs)                              $   374,504     $  238,867

                TRANS ENERGY, INC. AND SUBSIDIARIES
               S.F.A.S.  69  Supplemental Disclosures
                     December 31, 1998 and 1997
                            (Unaudited)


S.F.A.S.  69 SUPPLEMENTAL DISCLOSURES (CONTINUED)

    (4)             Reserve Quantity Information

                                                         Oil          Gas
                                                         BBL          MCF

    Balance, December 31, 1996                         196,343     1,677,359

      Production                                        (1,343)     (125,210)
      Purchased and developed                           15,870       229,167

    Balance, December 31, 1997                         210,870     1,781,316

      Sales of properties                               (7,674)          -
      Production                                        (2,475)       (67,234)
      Purchases and developed                        1,504,813           -

    Balance, December 31, 1998                       1,705,534      1,714,082

    Proved developed reserves:
                                                         Oil            Gas
                                                         BBL            MCF

      Beginning of the year 1998                       210,870      1,781,316
      End of the year 1998                           1,705,534      1,714,082

      Beginning of the year 1997                       196,343      1,677,359
      End of the year 1997                             210,870      1,781,316


    During 1998, 1996, 1995, 1992, 1991 and 1990, the Company had
    reserve studies and estimates prepared on its various properties. The difficulties and uncertainties involved in estimating proved oil and gas reserves makes comparisons between companies difficult. Estimation of reserve quantities is subject to wide fluctuations because it is dependent on judgmental interpretation of geological and geophysical data.


                TRANS ENERGY, INC. AND SUBSIDIARIES
               S.F.A.S.  69  Supplemental Disclosures
                     December 31, 1998 and 1997
                            (Unaudited)

S.F.A.S.  69 SUPPLEMENTAL DISCLOSURES (CONTINUED)

    (5)          Standardized Measure of Discounted
                 Future Net Cash Flows Relating to
                    Proved Oil and Gas Reserves

                        At December 31, 1998

                                                              Trans Energy
                                                                 and
                                                             Subsidiaries
    Future cash inflows                                      $  46,761,608
    Future production and development costs                    (16,787,417)
    Future net inflows before income taxes                      29,974,191
    Future income tax expense                                  (10,191,225)
    Future net cash flows                                       19,782,966
    10% annual discount for estimated timing of cash flows     (10,287,002)

    Standardized measure of discounted future net cash flows $   9,495,694

    Future income taxes were determined by applying the statutory income tax rate to future pre-tax net cash flow relating to proved reserves.

                        At December 31, 1997

                                                             Trans Energy
                                                                 and
                                                             Subsidiaries
    Future cash inflows                                      $ 17,407,048
    Future production and development costs                    (6,249,130)
    Future net inflows before income taxes                     11,157,918
    Future income tax expense                                  (3,793,693)
    Future net cash flows                                       7,364,225
    10% annual discount for estimated timing of cash flows     (3,829,397)

    Standardized measure of discounted future net cash flows $  3,534,828

    The following schedule summarizes changes in the standardized measure of discounted future net cash flow relating to proved oil and gas reserves:
                                                     For the Years Ended
                                                         December 31,
                                                      1998          1997

    Standardized measure, beginning of year       $ 3,534,828   $ 3,611,702
    Oil and gas sales, net of production costs       (589,705)     (390,922)
    Sales of mineral in place                            -             -
    Purchases                                       5,289,539          -
    Quantity estimates made                         1,261,032       314,048

    Standardized measure, end of year             $ 9,495,694   $ 3,534,828


                TRANS ENERGY, INC. AND SUBSIDIARIES
               S.F.A.S.  69  Supplemental Disclosures
                     December 31, 1998 and 1997
                            (Unaudited)


S.F.A.S.  69 SUPPLEMENTAL DISCLOSURES (CONTINUED)

    The above schedules relating to proved oil and gas reserves, standardized measure of discounted future net cash flows and changes in the standardized measure of discounted future net cash flows have their foundation in engineering estimates of future net revenues that are derived from proved reserves and with the assumption of current pricing and current costs of production for oil and gas produces in future periods. These reserve estimates are made from evaluations conducted by independent geologists, of such properties and will be periodically reviewed based upon updated geological and production date. Estimates of proved reserves are inherently imprecise. The above standardized measure does not include any restoration costs due to the fact the Company does not own the land.

    Subsequent development and production of the Company's reserves will necessitate revising the present estimates. In addition, information provided in the above schedules does not provide definitive information as the results of any particular year but, rather, helps explain and demonstrate the impact of major factors affecting the Company's oil and gas producing activities. Therefore, the Company suggests that all of the aforementioned factors concerning assumptions and concepts should be taken into consideration when reviewing and analyzing this information.





















                        Trans Energy, Inc.

               Consolidated Financial Statements
                          (Unaudited)

           For the Three Months Ended March 31, 1999



              TRANS ENERGY, INC. AND SUBSIDIARIES
                  Consolidated Balance Sheets

                             ASSETS

                                                    March 31,     December 31,
                                                      1999            1998
                                                  (Unaudited)

CURRENT ASSETS

 Cash                                            $       -       $       -
 Accounts receivable                                  244,423         249,528
 Prepaid and other current assets                       1,508           1,508

  Total Current Assets                                245,931         251,036

PROPERTY AND EQUIPMENT

 Vehicles                                              94,589          94,589
 Machinery and equipment                               10,092          10,092
 Pipelines                                          2,254,908       2,254,908
 Well equipment                                       253,756         253,429
 Wells                                              7,337,682       7,337,682
 Leasehold acreage                                    541,625         541,625
 Accumulated depreciation                          (1,830,897)     (1,777,079)

  Total Fixed Assets                                8,661,755       8,715,246

OTHER ASSETS

 Prepaid closing costs                                   -            675,443
 Prepaid advertising                                  541,318         687,173
 Related party receivables                               -             21,231
 Loan acquisition costs                                 3,508           3,509

  Total Other Assets                                  544,826       1,387,356

  TOTAL ASSETS                                   $  9,452,512    $ 10,353,638









              TRANS ENERGY, INC. AND SUBSIDIARIES
            Consolidated Balance Sheets (Continued)


              LIABILITIES AND STOCKHOLDERS' EQUITY

                                                   March 31,      December 31,
                                                     1999             1998
                                                  (Unaudited)

CURRENT LIABILITIES

 Cash overdraft                                  $     33,428    $     5,013
 Accounts payable - trade                           1,124,894      1,029,461
 Accrued expenses                                     485,456        566,469
 Salaries payable                                     245,798        225,798
 Notes payable                                        974,075        990,427
 Debentures payable                                 4,818,265      4,246,744

  Total Current Liabilities                         7,681,916      7,063,912

NET LIABILITIES IN EXCESS OF THE ASSETS OF
 DISCONTINUED OPERATIONS                              104,911        104,911

LONG-TERM LIABILITIES

 Notes payable                                        848,318        863,109

  Total Long-Term Liabilities                         848,318        863,109

  Total Liabilities                                 8,635,145      8,031,932

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

 Common stock: 30,000,000 shares authorized at
  $0.001 par value; 2,464,817 and 2,174,817 shares
  issued and outstanding, respectively                  2,464          2,174
 Capital in excess of par value                    14,910,103     14,642,893
 Accumulated deficit                              (14,095,200)   (12,323,361)

  Total Stockholders' Equity                          817,367      2,321,706

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $  9,452,512   $ 10,353,638


              TRANS ENERGY, INC. AND SUBSIDIARIES
             Consolidated Statements of Operations
                          (Unaudited)


                                                   For the Three Months Ended
                                                           March 31,
                                                       1999         1998

REVENUES

 Oil and gas sales                               $    266,860   $  206,238

  Total Revenues                                      266,860      206,238

COSTS AND EXPENSES

 Cost of oil and gas                                  183,137      142,643
 Salaries and wages                                    25,801       31,794
 Depreciation and amortization                        862,088       40,632
 Selling, general and administrative                  223,932      140,617
   Total Costs and Expenses                         1,294,958      355,686

  Net Loss from Operations                         (1,028,098)    (149,448)

OTHER INCOME (EXPENSE)

 Interest income                                         -             400
 Interest expense                                    (743,741)     (65,325)

  Total Other Income (Expense)                       (743,741)     (64,925)

NET LOSS BEFORE INCOME TAXES                       (1,771,839)    (214,373)

INCOME TAXES                                             -            -

NET LOSS                                          $(1,771,839)  $ (214,373)

BASIC LOSS PER SHARE                              $     (0.76)  $    (0.04)

                TRANS ENERGY, INC. AND SUBSIDIARIES
          Consolidated Statements of Stockholders' Equity

                                                      Capital in
                                   Common Shares       Excess of   Accumulated
                                   Shares    Amount    Par Value      Deficit

Balance, December 31, 1997       1,415,808  $ 1,415  $ 10,751,227  $ (8,740,161)

Contribution of capital by
 shareholders                        -         -          208,210          -

Common stock issued for services
 at $1.45 per share               248,812       249       360,501          -

Common stock issued for debt
 conversion at $1.65 per share     36,364        36        59,964          -

Common stock issued for prepaid
 closing fees at $3.27 per share  473,833       474     1,548,427          -

Contributed capital from discount
 on debentures                       -         -        1,714,564          -

Net loss for the year ended
 December 31, 1998                   -         -             -       (3,583,200)

Balance, December 31, 1998      2,174,817     2,174    14,642,893   (12,323,361)

Common stock issued for services
 at $1.00 per share (unaudited)   200,000       200       199,800          -

Common stock issued for debt
 conversion at $0.75 per share
 (unaudited)                       90,000        90        67,410          -

Net loss for the three months
 ended March 31, 1999 (unaudited)    -         -             -       (1,771,839)

Balance, March 31, 1999
 (unaudited)                    2,464,817   $ 2,464  $14,910,103   $(14,095,200)


                TRANS ENERGY, INC. AND SUBSIDIARIES
               Consolidated Statements of Cash Flows
                            (Unaudited)


                                                      For the Three Months Ended
                                                               March 31,
                                                         1999            1998
CASH FLOWS FROM OPERATING ACTIVITIES

 Net loss                                           $(1,771,839)     $ (214,373)
 Adjustments to reconcile net loss to cash provided
  (used) by operating activities:
  Depreciation, depletion and amortization            1,446,637          40,632
  Common stock issued for services                      200,000            -
 Changes in operating assets and liabilities:
  Decrease (increase) in accounts receivable             26,337          33,786
  Increase (decrease) in accounts payable and
   accrued expenses                                     130,335         436,060

   Cash Provided (Used) by Operating Activities          31,470         296,105

CASH FLOWS FROM INVESTING ACTIVITIES

 Expenditures for property and equipment                   (327)       (921,409)

   Cash Provided (Used) by Investing Activities            (327)       (921,409)

CASH FLOWS FROM FINANCING ACTIVITIES

 Borrowings of long-term debt                              -            528,875
 Principal payments on long-term debt                   (31,143)        (89,452)

  Cash Provided (Used) by Financing Activities          (31,143)        439,423

NET INCREASE (DECREASE) IN CASH                            -           (185,881)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD                                       -            185,881

CASH AND CASH EQUIVALENTS,
 END OF PERIOD                                       $     -        $      -

CASH PAID FOR:

 Interest                                            $   56,438     $    65,325
 Income taxes                                        $     -        $      -

NON-CASH FINANCING ACTIVITIES:

 Common stock issued for well costs                  $     -        $    50,000
 Common stock issued for debt conversion             $   67,500     $      -



                TRANS ENERGY, INC. AND SUBSIDIARIES
          Notes to the Consolidated Financial Statements
               March 31, 1999 and December 31, 1998


NOTE 1 - CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

       The accompanying consolidated financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 1999 and for all periods presented have been made.

       Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1998 audited consolidated financial statements. The results of operations for the periods ended March 31, 1998 and 1998 are not necessarily indicative of the operating results for the full years.


     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by TSRG. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of TSRG since the date hereof. This
Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.







                        TABLE OF CONTENTS



Page
Additional Information . . . . . . . .
Prospectus Summary . . . . . . . . . .
Risk Factors . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . .
Market Prices and Dividends. . . . . .
Management's Discussion and Analysis
 of Financial
Condition and Results of Operations. .
Business of TSRG . . . . . . . . . . .
Management of TSRG . . . . . . . . . .
Certain Transactions . . . . . . . . .
Description of Securities. . . . . . .
Plan of Distribution . . . . . . . . .
Selling Securityholders. . . . . . . .
Shares Eligible for Future Sale. . . ..
Legal Matters. . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . .
Securities and Exchange Commission
 Position on Certain Indemnification .
Consolidated Financial Statements  . .  F-1







                        Trans Energy, Inc.




                      31,040,000     Shares of
                           Common Stock






                           PROSPECTUS





                        June  ____, 1999









                        TRANS ENERGY, INC.

                             Part II

Item 24.  Indemnification of Directors and Officers

     As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), TSRG has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of TSRG, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of TSRG and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of TSRG, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

     TSRG must indemnify a director, officer, employee or agent of TSRG who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of TSRG, against expenses actually and reasonably incurred by them in connection with the defense.

     TSRG may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by TSRG.

     The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of TSRG, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not TSRG has the authority to indemnify them against such liability and expenses. Presently, TSRG does not carry such insurance.

Item 25.  Other Expenses of Issuance and Distribution

          Filing fee under the Securities Act
            of 1933. . . . . . . . . . . . . . . . . . . . .    $  2,634
          Accountants' fees and expenses . . . . . . . . . .       2,500
          Legal fees and expenses. . . . . . . . . . . . . .      30,000
          Printing . . . . . . . . . . . . . . . . . . . . .      12,000
          Transfer agent and registrar fees
          and expenses(1). . . . . . . . . . . . . . . . . .       2,000
          Miscellaneous(1) . . . . . . . . . . . . . . . . .       1,000
                       Total . . . . . . . . . . . . . . . .    $ 50,134

Item 26.  Recent Sales of Unregistered Securities

     The following table sets forth information relating to all previous sales of securities by the Registrant within the past three years that were not registered under the Securities Act of 1933, as amended.

  Date
of Sale     Name of Purchaser        Type     Number      Consideration

2/21/96   MD Financial Services       (a)    13,889   Converted debenture
                                                       valued at $50,000
5/20/97   Taipan Holdings             (a)    18,750   Services rendered valued
                                                       at $5.64 per share
6/18/97   Baybridge Trust             (a)   113,960   Converted debenture valued
                                                       at $500,000
7/11/97   Continental Capital &       (a)   625,500    Services rendered valued
           Equity Corporation                           $5.64 per share
9/8/97    Baybridge International     (a)   258,333   Converted debenture
           Ltd & Blue Chip                             valued at $930,000
            Securities
7/20/98   Brent Wagman                (a)    12,500   Services rendered valued
                                                       at    $4.00     per share
7/20/98   Boulder Investment          (a)   236,312   Conversion of debt valued
           Capital, S.A.                               at    $1.31     per share
6/30/98   Roberto Veitia              (a)    73,833   Services rendered valued
                                                       at    $3.61     per share
6/30/98   Corporate Relations Group   (a)   200,000   Services rendered valued
                                                       at    $3.61     per share
6/30/98   Corporate Relations Group   (a)   150,000   Services rendered valued
                                                       at    $3.61     per share
6/30/98   Roger Tichenor              (a)    25,000   Consulting services
                                                       rendered valued at
                                                          $3.61     per share
6/30/98   James Skalko                (a)    25,000   Consulting services
                                                       rendered valued at
                                                          $3.61     per share
9/10/98   Group of 45 persons         (b)      -      Received cash of
                                                       $4,625,400 for sale
                                                       of Debentures
   6/2/99 Three persons               (a)   174,264   Conversion of $67,500 of
                                                       Debentures

     (a)  Common Stock.
     (b) 8% Secured Convertible Debentures Due March 31, 1999 (the "Debentures") in the face amount of $4,625,400 which can ultimately be converted into shares of Common Stock.

     With respect to the issuance and/or sale of the aforementioned securities, the Registrant relied on the exemptions

    from
registration provided by

    Sections 4(2) and 4(6)     of the
Securities Act for the issuance of shares for services rendered and for cash, and on the exemption from registration provided by
Section 3(a)(9) for the conversion of debentures. All securities issued to the aforementioned persons bore restrictive legends preventing their transfer except in accordance with the Securities Act and the regulations promulgated thereunder. In addition, stop transfer instructions pertaining to these shares have been or will be lodged with the Registrant's transfer agent.


Item 27.  Exhibits

     (a) The following exhibits are filed with this Registration
Statement:

Exhibit No.       Exhibit Name
  2.1**   Plan and Agreement of Merger
  3.1*    Articles of Incorporation and Amendments
  3.2*    By-Laws
  4.1*    Specimen Common Stock Certificates of Registrant
  4.2     Form of Debenture
  5       Opinion of Leonard E. Neilson, P.C.
 10.1*    Marketing Agreement with Sancho Oil and Gas Corporation
 10.2*    Gas Purchase Agreement with Central Trading Company
 10.3*    Price Agreement with Key Oil Company
 21*      Subsidiaries of Registrant
 23.1 Consent of Jones Jensen & Company, Independent Certified Public Accountants, related to financial statements for Trans Energy, Inc.
 23.2     Consent of Leonard E. Neilson, P.C. (included in Exhibit 5)
 99.1*    Reserve Estimate and Evaluation of oil and gas properties
 99.2*    Reserve Estimate and Evaluation for Dennis L. Spencer wells
__________________
     *    Previously filed as Exhibit to Form 10-SB    (March 1,
          1994)
     **   Previously filed as Exhibit to Form S-4, September 11,
          1999 (S.E.C. file no. 333-63907)

     (b)  Financial Statement Schedules for Registrant.

          Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes therein.

Item 28.  Undertakings

     (a)  The undersigned small business issuer hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement;
          and

                         (iii) Include any additional or changed material information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering.

               (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)  If the issuer relies on Rule 430A under the Securities
Act, the small business issuer will:

               (1) For determining any liability under the Securities Act treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

               (2) For determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                            SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of St. Marys, State of West Virginia, on this 23rd day of June 1999.

                                           Trans Energy, Inc.
                                              (Registrant)



                              By:      /S/ Loren E. Bagley
                                     Loren E. Bagley, President and
                                          Chief Executive Officer

  In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

          Signature                       Title                     Date

                                                                 June 23, 1999
                              President, Chief Executive
/S/   Loren E. Bagley         Officer and Director
      Loren E. Bagley         (Principal Financial Officer)



/S/   William F. Woodburn      Vice President and                June 23, 1999
      William F. Woodburn      Director
                               (Chief Accounting Officer)



/S/ John B. Sims               Director                          June 23, 1999
    John B. Sims



/S/ Gary F. Lawyer             Director                          June 23, 1999
    Gary F. Lawyer